                  ASTON MARTIN LAGONDA OF NORTH AMERICA, INC.



                   RETAIL DEALER SALES AND SERVICE AGREEMENT





                           ASTON MARTIN TYSONS CORNER









                              [ASTON MARTIN LOGO]

This Retail Dealer Sales and Service Agreement (the "Dealer Agreement"), effective as of the 1st day of January 2003, by and between ASTON MARTIN LAGONDA OF NORTH AMERICA, INC., a Connecticut corporation, having its principal place of business at One Premier Way, Irvine, California 92618-2922 (hereinafter referred to as "Aston Martin") and H.B.L. LLC, a Michigan corporation doing business as Aston Martin Tysons Corner, 8601 Westwood Center Drive, Vienna, VA 22182 (hereinafter referred to as "Dealer").

All of the terms defined in the Standard Provisions of the Aston Martin Lagonda of North America, Inc. Retail Dealer Sales and Service Agreement (the "Standard Provisions") shall hereby become a part of this Dealer Agreement and, when used herein, shall have their respective meanings as set forth in such Standard Provisions. Unless the context indicates otherwise, the term "Agreement" shall mean the Dealer Agreement and the Standard Provisions, collectively, as such shall be amended from time to time, and any Performance Agreement which the parties may execute.

                                    PREAMBLE

Aston Martin has the exclusive right in North America to distribute and to provide factory-approved warranty service for the motor vehicles, parts and accessories which are manufactured by Aston Martin Lagonda Limited or which bear the trademarks of Aston Martin Lagonda Limited and are sold by Aston Martin. Aston Martin and Dealer recognize that Aston Martin Products have over a period of years earned the goodwill of the North American motoring public. Aston Martin and Dealer further recognize that the success of the distribution and sale of Aston Martin Products in North America depends upon the continuation and extension of this goodwill.

Dealer recognizes that the continued success of Aston Martin in North America and, therefore, the protection of the interests of Aston Martin customers, dealers and Aston Martin also depends upon the establishment and maintenance of a network of dealers, properly located and efficiently managed to promote effectively the sale and servicing of Aston Martin Products. Dealer further recognizes that it is the objective of Aston Martin to ensure the success of its dealer network by selecting the most suitable dealer for each location.

In order for the general public, Aston Martin and each of its dealers to obtain the maximum benefit from the sale of Aston Martin Products, each dealer authorized by Aston Martin shall maintain facilities and personnel sufficient to meet the sales and service needs and expectations of the customers and potential customers of such products within Dealer's RMA. It is expected that each dealer will adopt and follow sound, ethical and effective business practices in order to fully develop and maintain the market for Aston Martin Products in such area. Towards that end, Dealer shall sell and service Aston Martin Products in conformity with policies and practices established from time to time by Aston Martin.

This Agreement designates Dealer as an authorized retail dealer in Aston Martin Products at the location(s) approved by Aston Martin and sets forth the duties and obligations of Aston Martin and Dealer in the sale to and by Dealer of Aston Martin Products, and the rights and responsibilities of Dealer in the management of the Aston Martin dealership pursuant to the provisions of this Agreement. By fully assuming such duties, obligations and responsibilities and through the mutual effort of Dealer and Aston Martin, it is anticipated that both parties will benefit from continued public goodwill and ensuing business success.

Therefore, the parties hereto agree as follows:

A. PURPOSE OF AGREEMENT

The purpose of this Agreement is to promote the sale of Aston Martin Products in a manner which maximizes retail customer satisfaction. Dealer shall not sell Aston Martin Vehicles to any individual or entity other than bona fide retail customers or a designated lease company acting on behalf of bona fide retail customers. Sales to independent brokers and other persons who are not bona fide retail customers are inconsistent with Dealer's rights and obligations under this Agreement and would constitute breaches hereunder.

B. APPOINTMENT OF DEALER

Aston Martin hereby appoints Dealer as an authorized retail dealer of Aston Martin Products and grants Dealer the non-exclusive right to buy and sell Aston Martin Products in accordance with and subject to the provisions of this Agreement. Dealer hereby accepts such appointment and agrees to be bound by all of the terms and conditions of this Agreement. Dealer recognizes and agrees that its appointment as a dealer in Aston Martin Products does not confer upon it the exclusive right to deal in Aston Martin Products in any geographical area within which Dealer may sell or service Aston Martin Products, including but not limited to Dealer's RMA. Subject only to any applicable federal, state or local laws, ordinances or regulations, Aston Martin reserves the right to grant or confer rights and privileges concerning the sale and servicing of Aston Martin Products upon such other dealers as may be selected and approved by Aston Martin, whether located in the vicinity of Dealer's premises or elsewhere, as Aston Martin, in its sole and absolute discretion, may deem necessary or appropriate.

C. DEALER AGREEMENT STANDARD PROVISIONS

The accompanying Standard Provisions, entered into by Dealer and Aston Martin concurrently with the execution of this Agreement, are hereby made a part of this Dealer Agreement with the same force and effect as if all of the provisions contained therein were set forth herein in full, including, but not limited to, the terms of Article 3.6 of the Standard Provisions, pursuant to which Dealer grants to Aston Martin a first and senior lien on and security interest in the Collateral (as such term is defined in the Standard Provisions), and the terms of Article 18.10 of the Standard Provisions, pursuant to which the parties to this Agreement consent to the arbitration of any and all disputes and controversies arising in connection with this Agreement before the American Arbitration Association in Manhattan, New York City. Dealer hereby acknowledges receipt of the Standard Provisions and declares that it has examined and is fully familiar with the terms thereof and accepts them without reservation.

D. DEALER'S OWNERSHIP AND MANAGEMENT

This Agreement is in the nature of a personal services contract between Aston Martin and Dealer. In order to induce Aston Martin to enter into this Agreement, Dealer makes the following representations and warranties, each of which shall be deemed to be independently material and to have been relied upon by Aston Martin, regardless of any investigation made or information obtained by Aston
Martin:


     (i) DEALER'S OWNERS. The beneficial owners, record owners, members and partners, if any, (collectively "Owners"), of Dealer are as follows:


Name and Residence               Social Security Numbers         Percentage of       Percentage of Time
Address of Beneficial            of Beneficial Owners,           Beneficial          Active in Operation of
Owners, Members and              Members and Partners            Interest            Dealer's Aston Martin
Partners                                                                             Business
H.B.L. Holdings Inc.                                             90%
2555 Telegraph Road
Bloomfield

Roger S. Penske Jr               ###-##-####                     10%                 35%
495 Vinewood, Birmingham,
MI 48009

     (ii) DEALER'S OFFICERS. The following persons are Dealer's Officers:

                          Social                                              Percentage of Time
NAME                      Security           TITLE                            Active in Operations
                          Number                                              of Aston Martin's
                                                                              Business
Roger S. Penske Jr        ###-##-####        Chairman                         35%

Robert F. Farrell         ###-##-####        President and Dealer Operator    100%

Samuel X. DiFeo           ###-##-####        Senior Vice President            0%

Scott B. Vaughan          ###-##-####        Vice President                   30%

Robert K. Wilshaw         ###-##-####        Vice President                   20%

Thomas E. Schmitt         ###-##-####        Secretary and Treasurer          30%

     (iii) DEALER OPERATOR. The following person shall exercise the function of a Dealer Operator and shall be in complete charge of Dealer's day-to-day Aston Martin Operations, with authority to make all operating decisions on behalf of Dealer with respect to Dealer's Aston Martin Operations:


                          Social                                              Percentage of Time
NAME                      Security           TITLE                            Active in Operation
                          Number                                              of Aston Martin's Business

Robert F. Farrell         ###-##-####        President and Dealer Operator    100%


     (iv) DEALER'S IDENTIFICATION

Dealer's Federal Taxpayer Identification Number is : 38-3635872.

Aston Martin is entering into this Agreement in reliance upon the above-mentioned representations. Due to the importance that Aston Martin places on the identity, expertise, reputation, character, integrity, abilities, financial resources, personal and business qualifications and experience and business philosophy of Dealer's Owners and Officers and of the Dealer Operator of Dealer, Dealer agrees that: (a) there will be no change in Dealer's Owners or Dealer Operator without the prior written consent of Aston Martin; (b) there will be no change in Dealer's name, identity, business organization or corporate structure without the prior written consent of Aston Martin; and (c) Dealer will give prompt written notice to Aston Martin of any change in Dealer's Officers.

E. DEALER'S PREMISES

Aston Martin hereby approves the location of the following Dealership
Facilities:

     (1) A showroom for Aston Martin Automobiles at:
     8601 Westwood Center Drive, Vienna, Va 22182
     (2) Service and parts facilities for Aston Martin Products at:
     As above.


Dealer shall conduct its Aston Martin Operations and keep Aston Martin Products at the above-mentioned Dealership Facilities only, and shall operate its business at such Dealership Facilities during the customary business hours of the trade in its surrounding community.

In the event that Dealer desires to: (a) change its principal place of business from the one set forth in this Agreement: (b) change the location of any of its Dealership Facilities; (c) establish any additional locations for either operating its business or storing Aston Martin Products; or (d) make any major change in the layout and appearance of any of its Dealership Facilities, it must first obtain the express written approval of Aston Martin.


F. EXCLUSION OF WARRANTIES

Except as otherwise provided by law, the written Aston Martin Warranties are the only Warranties applicable to Aston Martin products. Except for its limited liability under such written warranties, Aston Martin and Aston Martin Lagonda Limited do not assume any other warranty, obligation or liability with respect to Aston Martin products. Dealer is not authorized to create, modify or assume additional warranty obligations or liability on behalf of Aston Martin or Aston Martin Lagonda Limited. Any such unauthorized creation, modification or assumption without the prior written consent of Aston Martin shall be the sole responsibility of dealer. As to dealer, the written warranties are in lieu of all other warranties, express or implied, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose. Aston Martin disclaims any responsibility or liability to dealer for commercial losses based on negligence or manufacturer strict liability, or any other theory of liability or recovery.

G. TERM

This Agreement shall continue in full force and effect and shall govern all relations and transactions between Dealer and Aston Martin until continued by the signing of a new Agreement or terminated in accordance with applicable law or the provisions of this Agreement.

H. EXECUTION OF AGREEMENT

This Agreement shall not become effective until it is signed by a duly authorized officer or member of Dealer, if Dealer is a corporation or limited liability company; or by one of the general partners of Dealer, if Dealer is a partnership; or by the aforementioned individual, if Dealer is an individual, and thereafter countersigned by a duly authorized Executive Officer of Aston Martin.

I. TERMINATION OF PRIOR AGREEMENTS

The execution of this Agreement by Dealer and Aston Martin terminates and supersedes all prior written or oral agreements between them relating to the subject matter hereof, and furthermore releases each of them from any claims, liabilities, demands and causes of action held by the other arising out of or from the provisions of such written or oral agreements or the course of dealings between the parties, except with respect to any known and liquidated trade indebtedness which may be owing by either Aston Martin or Dealer to the other, and except that this Agreement shall not operate to cancel any of Dealer's unfilled orders with Aston Martin for any Aston Martin Products placed with Aston Martin pursuant to the provisions of any agreement terminated or superseded by this Agreement.

J. MODIFICATION OF AGREEMENT

No representative of Aston Martin shall have the authority to waive any of the provisions of this Agreement or to make any amendment or modification of or any other change in, addition to or deletion from any portion of this Agreement, or to enter into any other agreement on behalf of Aston Martin which imposes any obligation on either Aston Martin or Dealer which is not specifically imposed by this Agreement, unless such waiver, amendment, modification, change, addition, deletion, or agreement is made in writing and signed by a duly authorized Executive Officer of Aston Martin and Dealer, as such is set forth in Article H of this Agreement.

IN WITNESS WHEREOF, Aston Martin and Dealer have signed and executed this Dealer Retail Sales and Service Agreement as of the day and year first above written.


ASTON MARTIN LAGONDA OF                             H.B.L., LLC
NORTH AMERICA, INC
                                                    D/B/A

                                                    ASTON MARTIN TYSONS CORNER



By /s/ William T Donnelly                        By /s/ Roger S. Penske, Jr
   ------------------------------------------       ---------------------------
   William T Donnelly, President and C.E.O.         Roger S. Penske, Jr


Date   31/3/03                                   Date   2-28-03
    -----------------------------------------         -------------------------

                  ASTON MARTIN LAGONDA OF NORTH AMERICA, INC.



                               STANDARD PROVISIONS





                           ASTON MARTIN TYSONS CORNER







                              [ASTON MARTIN LOGO]

                                TABLE OF CONTENTS



ARTICLE 1 -- DEFINITIONS ...........................................................      1
     1.1          Capital and Operating Standards ..................................      1
     1.2          Corporate Identification Program .................................      1
     1.3          Dealer ...........................................................      1
     1.4          Dealer Operator ..................................................      1
     1.5          Dealership Facilities ............................................      1
     1.6          Executive Officer ................................................      1
     1.7          Facilities/Personnel Guide .......................................      1
     1.8          Aston Martin .....................................................      1
     1.9          Aston Martin Operations ..........................................      1
     1.10         Genuine Aston Martin Parts .......................................      1
     1.11         Aston Martin Products ............................................      2
     1.12         Aston Martin Lagonda Limited .....................................      2
     1.13         Aston Martin Signs ...............................................      2
     1.14         Aston Martin Trademarks ..........................................      2
     1.15         Aston Martin Vehicles ............................................      2
     1.16         Performance Agreement ............................................      2
     1.17         Relevant Market Area ("RMA") ,....................................      2


ARTICLE 2 -- OBLIGATIONS OF ASTON MARTIN ...........................................      2
     2.1          Sale of Aston Martin Products ....................................      2
     2.2          Support Services .................................................      2


ARTICLE 3 -- TERMS AND CONDITIONS OF SALE OF ASTON MARTIN
     VEHICLES  .....................................................................      3
     3.1          Dealer's Purchase Price ..........................................      3
     3.2          Liability of Owners...............................................      3
     3.3          Allocation and Distribution of Vehicles...........................      3
     3.4          Financing the Purchase of Aston Martin Vehicles...................      3
     3.5          Payment for Aston Martin Vehicles; Title..........................      3
     3.6          Grant of Security Interest; Execution of Security Agreement.......      3
     3.7          Method of Shipment of Aston Martin Vehicles.......................      4
     3.8          Diversions of Shipments...........................................      4
     3.9          Risk of Loss; Insurance...........................................      4
     3.10         Transportation Damages or Loss....................................      4
     3.11         Changes in Specifications.........................................      4
     3.12         Failure of, or Delay in, Delivery.................................      4
     3.13         Federal, State and Local Taxes....................................      5
     3.14         Inventories; Demonstrators........................................      5

     3.15         Changes in Price of Aston Martin Vehicles; Refunds................      5
     3.16         Incorporation of Aston Martin's Warranties in Dealer's Sales......      6
     3.17         Labels............................................................      6


ARTICLE 4 -- DEALERSHIP FACILITIES .................................................      6
     4.1          Quality of Dealership Facilities..................................      6
     4.2          Maintenance of Dealership Facilities..............................      6
     4.3          Relocation of Aston Martin Operations.............................      6
     4.4          Aston Martin Signs................................................      7
     4.5          Aston Martin Stationery...........................................      7


ARTICLE 5 -- DEALER OWNERSHIP, MANAGEMENT AND PERSONNEL.............................      7
     5.1          Identity of Owners, Officers and Dealer Operator .................      7
     5.2          Changes in Ownership or Dealer Operator; Sale of Assets;
                  Multiple Dealerships..............................................      7
     5.3          Authority and Ownership Interest of Dealer Operator...............      8
     5.4          Sales and Servicing Staff.........................................      8
     5.5          Appointment of Other Dealers......................................      8
     5.6          Other Corporate Changes...........................................      8
     5.7          Right of First Refusal or Option to Purchase......................      8


ARTICLE 6 -- GENERAL REQUIREMENTS FOR DEALER'S ASTON MARTIN
     OPERATIONS ....................................................................      10
     6.1          Conduct of Business ..............................................      10
     6.2          Business Hours....................................................      10
     6.3          Compliance with Laws..............................................      10
     6.4          Modification of Aston Martin Products ............................      11
     6.5          Compliance with Aston Martin's Recommendations....................      11
     6.6          Performance Agreement.............................................      11
     6.7          Review of Customer Satisfaction Data..............................      11
     6.8          Maintenance of Accounting Systems; Sales Information..............      11
     6.9          Access to Dealer's Premises and Records...........................      11
     6.10         Insurance.........................................................      12


ARTICLE 7 -- SALE AND PROMOTION OF ASTON MARTIN PRODUCTS ...........................      12
     7.1          Aston Martin Customer Events......................................      12
     7.2          Sales Performance.................................................      12
     7.3          Down Payments and Trade-Ins ......................................      12
     7.4          Dealer's RMA......................................................      12
     7.5          Notification to Aston Martin of Difficulty to Repair..............      12
     7.6          Dealer's Purchase of Aston Martin Products........................      13
     1.7          Marketing and Sale of Non-Automotive Aston Martin Products........      13


ARTICLE 8 -- CUSTOMER SERVICE.......................................................      13

     8.1          Importance of Service Department....................................      13
     8.2          Body Repair Services................................................      13
     8.3          Management and Training of Service Department.......................      13
     8.4          Service Department Facilities.......................................      13
     8.5          Tools Used by Service Department....................................      13
     8.6          Pre-Delivery Inspection and Servicing...............................      13
     8.7          Evaluation of Dealer's Service Department...........................      13
     8.8          Performance of Warranty Service.....................................      13
     8.9          Warranty Procedures.................................................      14
     8.10         Records of Warranty Claims..........................................      14


ARTICLE 9 -- PURCHASE AND INVENTORY OF GENUINE ASTON MARTIN
     PARTS ...........................................................................      14
     9.1          Inventory of Genuine Aston Martin Parts.............................      14
     9.2          Condition of Parts Department.......................................      15
     9.3          Price of Genuine Aston Martin Parts.................................      15
     9.4          Incomplete Delivery.................................................      15
     9.5          Return of Non-Conforming Genuine Aston Martin Parts.................      15
     9.6          Return of Specially Ordered Aston Martin Products...................      15
     9.7          Delivery of Genuine Aston Martin Parts..............................      15
     9.8          Dealer's Account with Aston Martin..................................      15
     9.9          Representations as to Genuineness of Parts Used and Sold by Dealer..      16


ARTICLE 10 -- CAPITAL AND OPERATING STANDARDS, FINANCIAL
     STATEMENTS AND REPORTS ..........................................................      16
     10.1         Capital and Operating Standards ....................................      16
     10.2         Reports of Dealer's Sales and Inventory; Departmental
                  Profitability.......................................................      16
     10.3         Maintenance of Books of Account.....................................      16
     10.4         Monthly Financial Statements........................................      16
     10.5         Yearly Financial Statements.........................................      16
     10.6         Confidentiality of Dealer Data......................................      17
     10.7         Access to Dealer's Premises and Auditing of Records.................      17


ARTICLE 11 -- TRADEMARKS..............................................................      17
     11.1         Use of Aston Martin Trademarks by Dealer............................      17
     11.2         Exclusive Ownership of Aston Martin Trademarks......................      17
     11.3         Use of Aston Martin Trademarks by Dealer Upon Termination
                  of Dealer Agreement.................................................      17
     11.4         Use of Trademarks in Connection With Used Automobiles...............      18


ARTICLE 12 -- ADVERTISING AND MERCHANDISING ..........................................      18
     12.1         Contents of Advertising.............................................      18
     12.2         Participation in Advertising Programs...............................      18
     12.3         Sales Aids..........................................................      18

ARTICLE 13 -- INDEMNIFICATIONS......................................................      18
     13.1         Indemnification by Aston Martin...................................      18
     13.2         Indemnification by Dealer.........................................      19
     13.3         Notification of Request to Indemnify or Defend....................      19
     13.4         Attorneys' Fees...................................................      20


ARTICLE 14 -- TERMINATION...........................................................      20
     14.1         Termination by Mutual Agreement...................................      20
     14.2         Termination by Dealer.............................................      20
     14.3         Termination Due to Expiration of Aston Martin's Status as
                  Distributor of Aston Martin Products..............................      20
     14.4         Termination for Failure to Maintain Necessary Licenses............      20
     14.5         Termination for Cause.............................................      20
     14.6         Termination for Death or Disability of Owner or Dealer Operator...      22
     14.7         Termination for Failure to Enter into or Fulfill the Terms of a
                  Performance Agreement ............................................      22

ARTICLE 15 -- RIGHT OF SUCCESSION...................................................      23
     15.1         Continuation of this Agreement Upon Death or Incapacity...........      23
     15.2         Successor Nominee.................................................      23
     15.3         Successor to Dealer In Event of Death.............................      23

ARTICLE 16 -- BUSINESS RELATIONS AFTER TERMINATION..................................      24

ARTICLE 17 -- RIGHTS AND OBLIGATIONS UPON TERMINATION OF
     AGREEMENT......................................................................      24
     17.1         Purchase of Dealer's Inventory of Aston Martin Products by
                  Aston Martin......................................................      24
     17.2         Absence of Liens..................................................      24
     17.3         Delivery; Right to Take Inventory; Right of Offset................      25
     17.4         Customer Files and Product Literature.............................      25
     17.5         Mutual Release and Termination....................................      25

ARTICLE 18 -- MISCELLANEOUS PROVISIONS..............................................      26
     18.1         Notice of Failure to Act in Good Faith............................      26
     18.2         No Oral Agreements or Modifications...............................      26
     18.3         Entire Agreement..................................................      26
     18.4         Assignment of Agreement...........................................      26
     18.5         Third Party Beneficiaries.........................................      26
     18.6         Dealer Is Not an Agent of Aston Martin............................      26
     18.7         Notices...........................................................      26
     18.8         Waivers...........................................................      26
     18.9         Severability......................................................      27
     18.10        Choice of Law; Arbitration; Jurisdiction..........................      27
     18.11        Withdrawal or Suspension of Supply of Aston Martin Vehicles.......      27

     18.12        Aston Martin's Security Interest..................................      28
     18.13        Anti-Theft Labels ................................................      28
     18.14        Time of the Essence...............................................      28

                      DEALER AGREEMENT STANDARD PROVISIONS

         The following Standard Provisions of the Aston Martin Lagonda of North America, Inc. Retail Dealer Sales and Service Agreement, as the same may be amended, superseded or substituted from time to time (the "Standard Provisions") are expressly made a part of and are incorporated by reference into the Aston Martin Lagonda of North America, Inc. Retail Dealer Sales and Service Agreement (the "Dealer Agreement") and shall apply to and govern the transactions, dealings and relations between Aston Martin Lagonda of North America, Inc. ("Aston Martin") and Dealer with the same force and effect as if set forth in full in the Dealer Agreement. Unless otherwise indicated, the term "Agreement" shall mean the Dealer Agreement, the Standard Provisions, and any Performance Agreement the parties may execute, collectively.

                            ARTICLE 1 -- DEFINITIONS

         As used in the Agreement, the following terms shall have the following meanings:

                  1.1 Capital and Operating Standards includes, without limitation, minimum levels of cash, net working capital, net worth and debt-to-equity ratios, sales ratios, inventory levels and wholesale credit standards, as Aston Martin may establish from time to time.

                  1.2 Corporate Identification Program means the standards Aston Martin may establish from time to time for the use and display of Aston Martin Trademarks at the Dealership Facilities and in connection with the authorized sale and servicing of Aston Martin Products.

                  1.3 Dealer means the retail dealer authorized hereunder to sell and service new and unused Aston Martin Products.

                  1.4 Dealer Operator means the person identified in Article D(iii) of the Dealer Agreement, or his/her successor.

                  1.5 Dealership Facilities means the real property and buildings at which, and out of which, Dealer is authorized to conduct its Aston Martin Operations.

                  1.6 Executive Officer means the President of Aston Martin or the most senior employee of Aston Martin responsible for Aston Martin franchising matters.

                  1.7 Facilities/Personnel Guide means the standards Aston Martin may issue from time to time establishing minimum staffing requirements for its authorized dealers and the minimum size and layout of, and allocation of space in, Dealership Facilities. The Facilities/Personnel Guide is incorporated by reference and expressly made a part hereof as if set forth herein in full.

                  1.8 Aston Martin means Aston Martin Lagonda of North America, Inc., a Connecticut corporation, its successors or assigns.

                  1.9 Aston Martin Operations means all of Dealer's activities relating to the sale, repair or servicing of Aston Martin Products and the rendering of customer services on behalf of owners and prospective owners of Aston Martin Products and all other operations and activities of Dealer governed by this Agreement.

                  1.10 Genuine Aston Martin Parts means all parts, accessories or equipment for Aston Martin Vehicles manufactured, sold and/or licensed by Aston Martin Lagonda Limited or Aston Martin and supplied to Dealer by Aston Martin or by a third-party designated in writing by either Aston Martin or Aston Martin Lagonda Limited.

                  1.11 Aston Martin Products means any Aston Martin Vehicles or Genuine Aston Martin Parts.

                  1.12 Aston Martin Lagonda Limited means a corporation organized under the laws of the United Kingdom which is the manufacturer, licensee or authorized supplier of Aston Martin Products.

                  1.13 Aston Martin Signs means any display of the words "Aston Martin" or "Lagonda", the Aston Martin "Wings Device" trademark and/or any other Aston Martin Trademark now, or at any time hereafter, used or claimed by Aston Martin Lagonda Limited or Aston Martin.

                  1.14 Aston Martin Trademarks means the words "Aston Martin" or "Lagonda", the Aston Martin "Wings Device" Trademark and any other trademark, service mark, trade name or trade dress now or at any time hereafter used or claimed by Aston Martin Lagonda Limited or Aston Martin.

                  1.15 Aston Martin Vehicles means any new automobile manufactured by Aston Martin Lagonda Limited and bearing any of the trademarks of Aston Martin Lagonda Limited and sold and distributed by Aston Martin.

                  1.16 Performance Agreement means a written agreement entered into by and between Aston Martin and Dealer, in accordance with which Dealer agrees to improve its sales and/or servicing of Aston Martin Products, customer satisfaction with its Aston Martin Operations or to construct, renovate and/or relocate its Dealership Facilities, make changes in its management and/or personnel, increase capital investment or otherwise modify its Aston Martin Operations.

                  1.17 Relevant Market Area ("RMA") means the geographical territory comprising Dealer's primary area of sales, service and customer satisfaction responsibility, as Aston Martin may define from time to time.

                    ARTICLE 2 -- OBLIGATIONS OF ASTON MARTIN

                  2.1 Sale of Aston Martin Products. Subject to availability, Aston Martin agrees to sell and deliver Aston Martin Products to Dealer in accordance with the terms and conditions of this Agreement, provided, however, that Aston Martin shall have no obligation to supply and Dealer shall not be entitled to receive Aston Martin Products which exceed Dealer's ability to purchase, store or display such Aston Martin Products at the Dealership Facilities, or to sell or service such Aston Martin Products within its RMA.

                  2.2 Support Services. Aston Martin will use reasonable commercial efforts to assist Dealer in the conduct of Dealer's Aston Martin Operations and will provide the following support services:

                      (a) Conduct training courses for Dealer's personnel (it being, however, Dealer's obligation to (i) ensure that its personnel attend such courses and (ii) pay for the cost of such training to the extent required by Aston Martin of its Dealers);

                      (b) Prepare and disseminate sales, service, parts and warranty literature relating to Aston Martin Products, policies and procedures;

                      (c) Provide communications and/or promotional campaigns from time to time for Aston Martin Products; and

                      (d) Develop and convey recommendations and evaluations to assist Dealer in the conduct of its Aston Martin Operations.

         Aston Martin may also provide additional support services at its discretion. Dealer shall contribute to the cost of any support services provided directly or indirectly by Aston Martin if Aston Martin, in its sole discretion, deems such contribution to be fair and equitable. The amount of such contribution shall be within the sole discretion of Aston Martin.

       ARTICLE 3 -- TERMS AND CONDITIONS OF SALE OF ASTON MARTIN VEHICLES

                  3.1 Dealer's Purchase Price. Aston Martin will sell Aston Martin Vehicles to Dealer at such prices and upon such terms and conditions as it may establish from time to time. In addition, Dealer may, from time to time, act as Aston Martin's representative for the limited purpose of facilitating the leasing of certain Aston Martin Vehicles by Aston Martin or its affiliates or designees to bona fide retail customers approved by Aston Martin, its affiliates or designees. Dealer shall be responsible for collection and payment of any and all applicable sales taxes, use taxes, excise taxes, luxury taxes, and other governmental charges imposed, levied, based upon or as a result of the sale or lease of Aston Martin Vehicles by Aston Martin to or through Dealer or by Dealer which have not previously been paid by Aston Martin.

                  3.2 Liability of Owners. Each direct and indirect equity owner of Dealer identified in the Dealer Agreement agrees to be bound by the provisions of this Agreement and is personally liable to Aston Martin for any and all damages arising from or out of fraud and payment for goods sold and delivered to Dealer. For purposes of the immediately preceding sentence, each direct and indirect equity owner of Dealer shall be deemed to have knowledge of all activities of Dealer and Dealer's employees.

                  3.3 Allocation and Distribution of Vehicles. Aston Martin and Dealer recognize and acknowledge that there have been and may be times when demand for Aston Martin Vehicles in North America exceeds available supply and must, therefore, be allocated among Aston Martin's authorized dealers. In making sales and deliveries to its authorized dealers in such circumstances, Aston Martin will at all times endeavor to provide a fair, reasonable and equitable allocation and distribution of Aston Martin vehicles among Dealer and Aston Martin's other dealers. Dealer expressly acknowledges and agrees that its receipt of a sold order, or its submission of such a sold order to Aston Martin, does not entitle Dealer to allocation or receipt of a vehicle from Aston Martin to fill such order.

                  3.4 Financing the Purchase of Aston Martin Vehicles. Dealer shall continuously maintain floor plan financing exclusively for the purchase of Aston Martin Vehicles in an amount and with a financing institution reasonably acceptable to Aston Martin. Aston Martin will, upon request from Dealer, execute Aston Martin's standard form of vehicle repurchase agreement with Dealer's financing institution, if such an agreement is required in order for Dealer to secure floor plan financing in accordance with this Article 3.4.

                  3.5 Payment for Aston Martin Vehicles; Title. Payment to Aston Martin for Aston Martin Vehicles shall be made by Dealer by such means as may be specified from time to time by Aston Martin which means may include cash drafting or wire or electronic transfer (such as Automated Clearing House ("ACH")), to an account specified in writing by Aston Martin. Such payment will be made by electronic debit or, in the alternative, such payment is due upon presentation of Aston Martin's cash draft for said Aston Martin Vehicles to Dealer's financial institution and shall include any charges referred to in
Article 3.1 above invoiced by Aston Martin. If timely payment is not received by Aston Martin, Dealer shall pay all reasonable collection charges incurred by Aston Martin including, but not limited to, reasonable attorneys' fees and court costs. Notwithstanding anything to the contrary herein, or in any other agreement, or course of performance, between Aston Martin and Dealer, title and ownership to Aston Martin Vehicles shall remain with Aston Martin until Aston Martin has received payment in full for such Aston Martin Vehicles. Aston Martin shall have the right and Dealer hereby grants to Aston Martin the right to retake possession of and resell each Aston Martin Vehicle until receipt of such payment.

                  3.6 Grant of Security Interest: Execution of Security Agreement. As security for the due and punctual payment by Dealer of all amounts now or hereafter due to Aston Martin, including without limitation, amounts now or hereafter due under this Agreement and the performance by Dealer of all its obligations hereunder and pursuant to any Performance Agreement, Dealer hereby grants to Aston Martin a first and senior lien on and security interest in all of Dealer's right, title and interest in and to this Agreement and the franchise represented hereby (collectively referred to herein as the "Collateral"). Dealer will execute and deliver to Aston Martin all applicable state Uniform Commercial Code forms provided by Aston Martin to perfect Aston Martin's security interest in the Collateral, which forms may be filed by Aston Martin in the manner contemplated by applicable state Uniform Commercial Code. Dealer further agrees to execute and deliver from time to time one or more separate security agreements as may be required by Aston Martin to further evidence and secure Aston Martin's security interest in the Collateral.

                  3.7 Method of Shipment of Aston Martin Vehicles. Aston Martin reserves the right to arrange for shipment of Aston Martin Vehicles from the point of distribution to Dealer's place of business by whatever mode of transportation and by whatever route Aston Martin may select. All shipping charges for Aston Martin Vehicles will be borne by Dealer.

                  3.8 Diversions of Shipments. If diversions of shipments are made upon Dealer's request or are made by Aston Martin as a result of Dealers failure or refusal, for any reason, to accept or make payments for shipments made pursuant to Dealer's offers to purchase, Dealer agrees to pay the additional charges and expenses incident to such diversions but in no event shall Dealer be required to pay Aston Martin an amount in excess of charges or expenses incident to returning shipments to their original shipping point.

                  3.9 Risk of Loss: Insurance. Any Aston Martin Vehicle sold by Aston Martin to Dealer shall be at Dealer's risk and peril from the time of its delivery to Dealer or Dealer's Agent. Aston Martin may, at Dealer's expense, insure against such risks for the benefit of Dealer and/or for the benefit of Aston Martin when payment to Aston Martin has not been made in full prior to delivery. For purposes of this Agreement, and notwithstanding anything to the contrary herein, "delivery" of any Aston Martin vehicle shall be at the point of origin of shipment from Aston Martin.

                  3.10 Transportation Damages or Loss. In the event any Aston Martin Product sold by Aston Martin to Dealer is damaged prior to delivery to Dealer, or is determined to contain a non-conformity prior to sale by Dealer, Dealer shall, upon notification to Aston Martin in accordance with the provisions of any policy regarding notice of damage established by Aston Martin from time to time and in accordance with instructions from Aston Martin, repair such damage or non-conformity or take such other action as Aston Martin may direct. Aston Martin will reimburse or credit Dealer for any such work performed on an Aston Martin Product at Aston Martin's request in accordance with applicable policies and procedures in effect at the time such repairs are made; provided, however, that Aston Martin will not reimburse or credit Dealer for any such work performed as a result of damages caused by Dealer or one of Dealer's Agents. In the event any damage or non-conformity of the nature referred to in the first sentence of this Article 3.10, Aston Martin may at its discretion reimburse or credit Dealer for repair of such damage or non-conformity (including a credit for floorplan financing to the extent that repair of the Aston Martin Product prevents Dealer from selling the product for a period in excess of thirty (30) days) or for loss of the vehicle upon Aston Martin's receipt of Dealer's written assignment of its claim as the insured so as to enable Aston Martin to resolve fully the claim with the common carrier or any party which has insured the risk of such damage or loss. In addition, in the event of total loss of Aston Martin Product, Aston Martin may in its discretion rescind the sale of the Aston Martin Product and supply Dealer with a comparable product, supply permitting, before resolution of any claim for such loss.

                  3.11 Changes in Specifications. Aston Martin Products will be delivered by Aston Martin to Dealer in accordance with standards applicable at the time of their shipment by Aston Martin. Aston Martin and Dealer recognize that Aston Martin and/or Aston Martin Lagonda Limited shall have the right, without prior notice or limitation, at any time and from time to time, in their sole discretion, to make changes or modifications in the design specifications of Aston Martin Products. No change in Aston Martin Vehicles shall be considered a model year change unless so specified by Aston Martin Lagonda Limited. Aston Martin shall have no obligation to Dealer to make such change or modification with respect to Aston Martin Products previously delivered to or ordered by Dealer or to make any refund or other adjustment for any Aston Martin Products previously purchased by Dealer or being imported, manufactured or sold, whether or not the price of such Aston Martin Products is affected thereby.

                  3.12 Failure of, or Delay in, Delivery. Aston Martin shall have no liability whatsoever to Dealer for failure to deliver or for delay in making delivery to Dealer of Aston Martin Vehicles offered to and accepted by Dealer if such failure or delay is brought about by causes other than willful or grossly negligent conduct of Aston Martin, such as any event in the nature of force majeure, including without limitation, acts of God, acts of any government, foreign or civil wars, riots, interruptions of navigation, shipwrecks, strikes, lockouts, other labor troubles, embargoes, blockades, fires, explosions, lack of materials, or failure of Aston Martin Lagonda Limited or of any other supplier of Aston Martin in making delivery.

The obligations of either party with respect to the sale or delivery of such Aston Martin Vehicles shall be suspended during any such contingency, without liability to the other for direct or consequential damages.

                  3.13 Federal, State and Local Taxes. With regard to each purchase of Aston Martin Products, Dealer represents and warrants that:

         (1) Such Aston Martin Products are being purchased from Aston Martin by Dealer for resale or lease to bona fide retail customers in the ordinary course of Dealer's business;

         (2) Dealer has complied with all of the applicable provisions of federal, state, provincial and local laws prerequisite to the collection and payment by Dealer of all sales, use, excise and luxury taxes and other governmental or municipal charges applicable to all such resale transactions; and

         (3) Dealer has furnished or will, upon demand, furnish to Aston Martin all resale certificates or similar documents required to perfect an exemption from any applicable sales, use or other tax.

In the event that any Aston Martin Products are put to taxable use by Dealer or are in fact purchased by Dealer for purposes other than resale in the ordinary course of Dealer's business, Dealer shall make timely return and payment to the appropriate taxing authorities, as required by Article 3.1, with respect to Aston Martin Vehicles, and Article 9.3, with respect to Genuine Aston Martin Parts, of all applicable sales, use, luxury and excise taxes, and other governmental charges imposed or levied or based upon the sale of such Aston Martin Products by Aston Martin to Dealer, and Dealer shall hold Aston Martin harmless from any and all claims and demands which may be made by such taxing authorities against Aston Martin with respect thereto.

                  3.14 Inventories; Demonstrators.

                  (a) Subject to availability, Dealer shall acquire and maintain a representative supply of Aston Martin Vehicles to satisfactorily meet Dealer's sales potential in the Dealer's RMA, as determined by reasonable criteria including, but not limited to, those factors used to evaluate Dealer's sales performance, as set forth in Article 7.2 of this Agreement.

                  (b) Dealer shall also have available, at all times, for purposes of demonstration, a number of Aston Martin Vehicles which Aston Martin reasonably believes is sufficient to conduct all demonstrations during the selling process, such Aston Martin Vehicles to remain at all times in first-class operating and cosmetic condition.

                  3.15 Chances in Price of Aston Martin Vehicles; Refunds. The parties understand and agree that periodic fluctuations in the prices of Aston Martin Vehicles are to be anticipated. Aston Martin will use reasonable commercial efforts to give Dealer advance notice of any price increases, but this may not always be possible. In the event the price of any Aston Martin Vehicle which has already been allocated to Dealer is increased sixty (60) days or more before the vehicle is received by Dealer, Dealer shall pay the increased price. In addition, if the price of any new model year vehicle which has already been allocated to Dealer is increased at any time before the vehicle is received by Dealer, Dealer shall pay the increased price. If the manufacturer's suggested retail price on any Aston Martin Vehicle in Dealer's stock is reduced, Aston Martin will refund or credit to Dealer the difference, if any, between the reduced dealer price and the price actually paid by Dealer, net of any applicable rebates or allowances. Aston Martin shall make such refunds or give such credits only if Dealer submits written application therefor, on a form or forms furnished by Aston Martin, within thirty (30) days from the date Dealer becomes eligible to receive such refund or credit. Each application for a refund or credit must be supported by evidence satisfactory to Aston Martin. Aston Martin reserves the right to credit Dealer's account with Aston Martin or to pay any refund on any Aston Martin Vehicle for which application for refund or credit is made by Dealer and accepted by Aston Martin under this Article 3.15 to any financing institution which financed the purchase from Aston Martin of such Aston Martin Vehicle and which retains a lien on or an ownership interest therein.

                  3.16 Incorporation of Aston Martin's Warranties in Dealer's Sales. Aston Martin will keep Dealer informed of the warranty or warranties applicable to Aston Martin Products. Dealer till ensure that such warranty or warranties, in the form prepared and disseminated by Aston Martin, are included in each agreement for the sale of such Aston Martin Vehicles by Dealer, to the extent applicable, and will furnish a copy of such warranty or warranties to the customer upon delivery of any such Aston Martin Vehicle. Dealer will furnish to customers, at or before the point of sale or delivery, a copy of any materials or literature required by law (whether supplied to Dealer by a governmental unit and/or Aston Martin). Except as otherwise provided by law, the written Aston Martin Warranties are the only Warranties applicable to Aston Martin products. Except for its limited liability under such written warranties, Aston Martin and Aston Martin Lagonda Limited do not assume any other warranty, obligation or liability with respect to Aston Martin products. Dealer is not authorized to create, modify or assume additional warranty obligations or liability on behalf of Aston Martin or Aston Martin Lagonda Limited. Any such unauthorized creation, modification or assumption without the prior written consent of Aston Martin shall be the sole responsibility of dealer. As to dealer, the written warranties are in lieu of all other warranties, express or implied, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose. Aston Martin disclaims any responsibility or liability to dealer for commercial losses based on negligence or manufacturer strict liability, or any other theory of liability or recovery.


                  3.17 Labels. If any Aston Martin Vehicle has been delivered to Dealer without a label, or with an incorrect or incomplete label affixed thereto pursuant to the Federal Automobile Information Disclosure Act, 15 U.S.C. ss. 1232, as amended, Dealer will notify Aston Martin of such finding. Thereafter, Aston Martin shall give Dealer instructions with respect to affixing, correcting or completing such label and Dealer agrees that it will comply with such instructions. Dealer shall not modify or otherwise tamper with any such label.

                       ARTICLE 4 -- DEALERSHIP FACILITIES

                  4.1 Quality of Dealership Facilities. Dealer acknowledges and agrees that attractive, well-maintained and conveniently located Dealership Facilities, consistent in design and decor with, and appropriate for the presentation and after-sales care of specialized, high-performance, luxury cars, are essential to the fulfillment of Dealer's obligations under this Agreement. Dealer agrees that its Dealership Franchises must continuously comply with Aston Martin's Corporate Identification Program and Facilities/Personnel Guide (including but not limited to the need for a separate Aston Martin showroom) for a dealership of the relevant size. Dealer understands and acknowledges that the standards set forth in Aston Martin's Corporate Identification Program and Facilities/Personnel Guide as designed to enhance brand recognition and to maximize the opportunities afforded to Dealer under this Agreement.

                  4.2 Maintenance of Dealership Facilities. Dealer agrees to maintain and enhance its Dealership Facilities in accordance with Aston Martin's reasonable recommendations or as a result of increases in the volume of sales and service business conducted by Dealer.

                  4.3 Relocation of Aston Martin Operations. Dealer agrees that it will not relocate all or any part of its Aston Martin Operations unless and until it has first presented to Aston Martin such information as Aston Martin deems necessary to evaluate the proposed new site for such Aston Martin Operations and has secured from Aston Martin its prior express written consent to such relocation. Dealer understands that in evaluating any proposed site, Aston Martin will consider various factors, including, but not limited to, the adequacy of the site for a dealership of the size contemplated, the convenience and accessibility of the site to existing and potential Aston Martin owners and the type and quality of residential buildings and commercial enterprises located in the general area adjacent to and surrounding the site. Aston Martin will conduct its evaluation of any such proposed site as expeditiously as possible and will use reasonable commercial efforts to complete such evaluation within ninety (90) days after it has received all of the information it requires to make such evaluation. Aston Martin will approve the proposed relocation only if, based upon all the relevant factors, Aston Martin in the exercise of its reasonable business judgment considers the proposed relocation to be in the best interest of Aston Martin, Dealer, other authorized dealers in Aston Martin Products and existing and potential Aston Martin owners in the RMA in which Dealer is located.

                  4.4 Aston Martin Signs. Subject to applicable ordinances, Dealer agrees to erect or install at, around or on Dealer's Facility conspicuous Aston Martin Signs in such number, style and locations as Aston Martin shall reasonably require in accordance with a sign survey of the Dealership Facilities to be conducted by or on behalf of Aston Martin and or in accordance with the Corporate Identification Program. In the event that Dealer transfers its business or a portion thereof to another location or upon termination of this Agreement, Dealer shall forthwith remove all Aston Martin Signs and other references to Aston Martin Products displayed at, around or on the prior location. Dealer shall not, in connection with its Aston Martin business, exhibit any Aston Martin Sign or any other sign, marking or display to which Aston Martin objects in writing.

                  4.5 Aston Martin Stationery. Dealer shall use stationery and business forms in connection with its Aston Martin Operations which incorporate Aston Martin Trademarks conforming to directives, policies and recommendations of Aston Martin including, but not limited to the Corporate Identification Program. Aston Martin Trademarks and any pictorial representation of Aston Martin automobiles appearing on such stationery and business forms shall be printed in the uniform style as approved by Aston Martin. Dealer shall not use any stationery, business forms or other printed materials if the use thereof is objected to by Aston Martin in writing.

             ARTICLE 5 -- DEALER OWNERSHIP, MANAGEMENT AND PERSONNEL

                  5.1 Identity of Owners, Officers and Dealer Operator. This Dealer Agreement is in the nature of a personal services contract between Aston Martin and Dealer. Aston Martin enters into this Dealer Agreement in express reliance upon, and in consideration of, the identity, expertise, reputation, character, integrity, abilities, financial resources, personal and business qualifications and experience and business philosophy of the owners, officers and Dealer Operator of Dealer. Dealer recognizes that Aston Martin has entered into this Dealer Agreement on the basis of and relies upon the representations concerning the ownership and management of Dealer contained in the Dealer Agreement and any application therefor.

                  5.2 Changes in Ownership or Dealer Operator, Sale of Assets, Multiple Dealerships.

                  (a) Dealer expressly recognizes and acknowledges that the identity, expertise, reputation, character, integrity, abilities, financial resources, personal and business qualifications and experience and business philosophy of the owners and Dealer Operator of Aston Martin's authorized dealers is of vital importance and significance to Aston Martin in its efforts to achieve and maintain a unique level of retail representation for Aston Martin Products. Consequently, in the event Dealer or its owners propose to appoint a successor Dealer Operator or to change the ownership of Dealer in any way, including but not limited to any transfer of any equity interest, grant of voting rights, merger, division, recapitalization, reorganization or otherwise, or to sell any material assets used in its Aston Martin Operations, other than in the ordinary course of business (any of the foregoing referred to herein as an "Ownership or Dealer Operator Change"), Dealer will advise Aston Martin in writing not less than sixty (60) days prior to entering into any binding contractual agreement for an Ownership or Dealer Operator Change. Subject to and without limiting the rights provided for in Article 5.7, Aston Martin will not unreasonably withhold its approval of any proposed Ownership or Dealer Operator Change submitted to it by Dealer in a timely manner. In deciding whether or not to approve an Ownership or Dealer Operator Change, Aston Martin will consider whether and to what extent any proposed new owners or Dealer Operator(s) have prior experience in the management of luxury car dealerships and, in particular, their knowledge, understanding and experience of Aston Martin Products and Aston Martin customers. In evaluating any timely proposed Ownership or Dealer Operator Change, Aston Martin will also consider all other relevant factors concerning the proposed new owners or Dealer Operator, including but not limited to those factors set forth in this Article 5.2(a). Aston Martin will not, however, be obligated to review or approve any Ownership or Dealer Operator Change that has not been proposed in a timely and complete manner, as provided for herein, or which has been effectuated (or sought to be effectuated) prior to full notification to and approval by Aston Martin. Dealer will be notified in writing by Aston Martin of its decision with respect to any timely proposal within sixty
(60) days (thirty (30) days in the case of a change in Dealer Operator only) after Aston Martin has received all of the information requested by Aston Martin concerning the proposal.

                  (b) The preceding subparagraph notwithstanding, Aston Martin shall have no obligation to review or approve any Ownership or Management change presented to it after Aston Martin has notified Dealer of its intention to terminate this Agreement pursuant to Article 14, unless and until a final determination has been made (after exhaustion of all appeals) that said notice of termination was invalid.

                  (c) Dealer, with Aston Martin's express prior written approval, may own and operate more than one Aston Martin Dealership if Dealer complies with such policies as Aston Martin may promulgate from time to time to promote competition among Aston Martin dealers, and between Aston Martin dealers and dealers in competing line makes and to avoid an excessive concentration of retail sales of Aston Martin Products in any person or entity or group of related persons or entities, as well as standards regarding Dealer's financial status, Dealership Facilities, customer satisfaction and sales and service performance. Dealer agrees to enter into an agreement with Aston Martin limiting the number of authorized Aston Martin dealerships that Dealer (or any related person or entity) may control at any one time as Aston Martin may request.

                  5.3 Authority and Ownership Interest of Dealer Operator. Dealer has designated in the Dealer Agreement a Dealer Operator with full managerial authority and responsibility for the operations of Dealer. The Dealer Operator shall devote substantial time and attention to the management of Dealer and shall have full authority to make decisions and act on behalf of Dealer.

                  5.4 Sales and Servicing Staff. Dealer acknowledges and agrees that maintaining a stable, experienced sales, service and parts staff is essential to the proper representation of Aston Martin Products. Dealer will employ in all managerial and technical positions the number of individuals required by the Aston Martin Facilities/Personnel Guide, as the same may be amended, superseded or substituted from time to time. Each such individual shall be experienced in the sale and/or servicing of luxury and/or Aston Martin products or must be expeditiously trained in such sale and/or servicing. Dealer expressly agrees that all personnel engaged in Dealer's Aston Martin Operations must attend all applicable training courses offered by Aston Martin.

                  5.5 Appointment of Other Dealers. Dealer acknowledges that Aston Martin shall have absolute discretion to appoint such other Aston Martin dealers as Aston Martin shall deem necessary or desirable, subject only to any statute requiring notification of the appointment of such new dealership(s).

                  5.6 Other Corporate Changes. Dealer expressly recognizes and acknowledges that there will be no change in Dealer's name, identity, business, organization or corporate structure without the prior written consent of Aston Martin.

                  5.7 Right of First Refusal or Option to Purchase. Subject to
Article 15 hereof (regarding the Right of Succession) and without limiting the provisions of Article 5.2 of this Agreement in any way, should Dealer or its owners propose to sell or transfer Dealer's principal assets, or any majority ownership interests (whether equitable or voting) in Dealer, whether by transfer of any equity interests, grant of voting rights, merger, division, recapitalization, reorganization, sale of all or substantially all assets used in its Aston Martin Operations or otherwise (any of the foregoing, an "Ownership Change"), Aston Martin shall, in addition to any other right vested in it hereunder, have a right to purchase (herein, a "Right of First Refusal" and/or "Option to Purchase") such ownership interests or principal assets, including any leasehold interest or realty of the dealership, pursuant to this Article.

                  (a) Dealer will not complete any Ownership Change prior to the expiration of the period in which Aston Martin may exercise its Right of First Refusal hereunder without Aston Martin's express prior written approval.

                  (b) Should Aston Martin choose to exercise its Right of First Refusal, it must do so in writing within sixty (60) days of the date that Aston Martin receives written notice of the proposed Ownership Change and all information necessary for Aston Martin to evaluate the proposed transfer. If Aston Martin exercises its Right of First Refusal, such exercise shall supersede any other right Dealer may have to transfer or otherwise dispose of its stock or assets. Aston Martin may assign the foregoing right to any person selected by Aston Martin in its sole discretion, subject to Aston Martin's guaranty to the Dealer's owners of collection of the full amount of the purchase price. Aston Martin's rights under this

Article shall be binding upon and enforceable against any assignee or successor-in-interest of Dealer or purchaser of Dealer's assets or ownership interests.

                  (c) If Dealer has entered into a bona fide written agreement with a qualified candidate for an Ownership Change, Aston Martin shall have the right, but not the obligation, under this subparagraph to (i) assume the prospective purchaser's rights and obligations under such agreement, or (ii) nominate, in its sole discretion, an alternative purchaser who will purchase such ownership interest or principal assets on terms and conditions identical to those contained in the Dealer's agreement. The purchase price and other terms of sale shall be those set forth in such agreement and any related documents unless Dealer and Aston Martin (or Aston Martin's nominated alternative purchaser) agree to other terms or unless different terms are established pursuant to an arbitration award rendered in accordance with the provisions of this Agreement. Aston Martin may request and Dealer agrees to provide all other documents relating to the proposed transfer, including, but not limited to, those reflecting any other agreements or understandings between the parties to the agreement. If Dealer refuses either to provide such documentation or to state in writing that no such documents exist, it shall be conclusively presumed that the agreement is not bona fide.

                  (d) If Aston Martin exercises its Right of First Refusal, Aston Martin agrees to reimburse or credit Dealer for reasonable costs and expenses that Dealer may be liable to the initial proposed purchaser as a result of Dealer's failure to complete the sale or transfer to such purchaser. These costs may include, but are not limited to, title searches, reasonable attorneys' fees, property inspections and brokers' fees. Dealer shall provide Aston Martin with all documents substantiating such costs and expenses. In no event shall Aston Martin's liability to Dealer for reimbursement of said costs or fees exceed Fifty Thousand ($50,000.00) Dollars in the aggregate.

                  (e) Should Aston Martin determine that the proposed agreement is not bona-fide, or if no value is specified for the Aston Martin-related assets being sold as part of the agreement, Aston Martin may, within the period provided for above, notify Dealer in writing of same. Aston Martin shall, thereafter, have the option, but not the obligation, to purchase the principal assets of the Aston Martin dealership utilized in the dealership operations including, but not limited to, real property and leasehold interests as may be agreed upon between Dealer and Aston Martin, and to terminate this Agreement and all rights granted to Dealer hereunder. If the Dealership Facilities are leased by Dealer from an affiliated company, the right to purchase the principal assets of Dealer shall include the right, but not the obligation, to lease that part of the Dealership Facilities related to the Aston Martin Operations on the same terms and conditions as applicable to Dealer. The purchase price of the dealership's principal assets, as well as the dealership's "blue sky" or goodwill, shall be at their fair market value as a separate, stand-alone, going concern (without giving considerations to, or imputing value from, other dealerships) as negotiated by Aston Martin and Dealer. The purchase price and other terms of sale shall be those agreed upon by Dealer and Aston Martin within forty-five (45) days of receipt of Aston Martin's notice exercising its option. If a mutually satisfactory purchase price cannot be reached, or if the Dealer believes the proposed agreement is bona fide, the matter shall be decided by arbitration before a single arbitrator to be selected in accordance with the commercial arbitration rules of the American Arbitration Association. The award shall be in writing, signed by the arbitrator and shall be final and binding on the parties. The site of the arbitration shall be the office of the American Arbitration Association in Manhattan, New York City. The fees and expenses of the American Arbitration Association including the arbitrator shall be shared equally by the parties; however each party shall be responsible for its own costs and expenses, including attorney's fees, witness expenses and other related expenses.

                  (f) As provided above, the Right of First Refusal set forth herein shall include the right, but not the obligation, to purchase the fee or leasehold interest in the real estate on which the Dealer Facility is located. Aston Martin may designate its preference to exclude such real estate interests at the time of exercise of the Right of First Refusal. In such case, the purchase price for such assets shall exclude any consideration or any liability for such real estate interests. If, however, at the time of exercise of the Right of First Refusal, (i) Dealer has no other automotive dealership located at the Dealership Facility, (ii) the Dealership Facility has no other tenants or occupants and the Aston Martin Operations are the sole use of the fee or leasehold interest in the real estate on which the Dealership Facility is located, (iii) such real estate is free, or will be made free by Dealer, of any material liens, mortgages or other encumbrances, is free from any potential liability from any violation of environmental or other laws and is properly zoned and insurable without significant exception by a national title insurance company, (iv) the landlord consents to the transfer of Dealer's leasehold interest to Aston Martin or its assigns (in the case of a lease), (v) the Dealership Facility meets, in Aston Martin's judgment, the requirements set forth in Aston Martin's Facilities/Personnel Guide, (vi) Aston Martin intends to continue the operation of an Aston Martin dealership at such location, (vii) the fee or leasehold interest on which the Dealership Facility is located is included in the bona fide written agreement with a qualified candidate for an ownership change, and (viii) the value attributed to the fee interest does not exceed the fair market value of such property and the rental payment for the leasehold interest does not exceed the fair rental value of such property, then such Right of First Refusal (if exercised by Aston Martin) shall include the obligation to purchase the fee or leasehold interest in the real estate on which the Dealership Facility is located.

                  (g) Closing of such sale to Aston Martin or its assignee shall occur within sixty (60) days after the later to occur of (i) the exercise of the Right of First Refusal, and (ii) agreement of the purchase price or its determination after arbitration. At closing, Dealer shall deliver all documents and conveyancing instruments customarily delivered in an arms' length transaction of this nature, including, without limitation, the following: Dealer shall transfer the affected property by warranty deed conveying marketable title free and clear of liens, claims, mortgages, encumbrances, tenancies and occupancies. The warranty deed shall be in proper form for recording and Dealer shall deliver complete possession of the property at the time of delivery of the deed. Dealer shall also furnish to Aston Martin copies of any easements, licenses, or other documents affecting the property and shall assign any permits or licenses which are necessary for the conduct of Aston Martin Operations. Dealer shall also execute and deliver to Aston Martin, at Aston Martin's expense, all instruments satisfactory to Aston Martin conveying title to all personal property including leasehold interests involved in the transfer or sale to Aston Martin. Dealer shall deliver such personal property free and clear of all liens, claims, mortgages, encumbrances, tenancies and occupancies.

                  (h) If Aston Martin does not exercise its Right of First Refusal within sixty (60) days of its receipt of written notice of a proposed Ownership Change, together with all information necessary for Aston Martin to evaluate such proposed transfer, then Dealer may effect the Ownership Change, but only after approval by Aston Martin in writing and only upon the terms and conditions contained in the proposed Ownership Change delivered to and approved by Aston Martin. Such Ownership Change must close with the proposed purchaser within ninety (90) days after the earlier to occur of (i) the expiration of the sixty (60) day period referred to in the immediately preceding sentence; or (ii) the date that Aston Martin gives notice to Dealer that it does not intend to exercise its Right of First Refusal, and approves of the Ownership Change. If the Ownership Change does not close within such ninety (90)-day period or if Dealer proposes to close such Ownership Change on terms different than those presented to Aston Martin, then such proposed Ownership Transfer shall again be subject to Aston Martin's Right of First Refusal in accordance with this Section 5.7.

                  (i) Dealer agrees that any outstanding monetary obligations it may have to Aston Martin must be paid prior to, or at the time of, any Ownership Change or closing of a transaction pursuant to the Right of First Refusal.

                 ARTICLE 6 -- GENERAL REQUIREMENTS FOR DEALER'S
                             ASTON MARTIN OPERATIONS

                  6.1 Conduct of Business. Dealer, its owners and Management, shall at all times conduct Dealer's business in an ethical, fair and courteous manner and shall avoid any conduct which might be harmful to the reputation and marketing of Aston Martin Products or the goodwill of Aston Martin or which is in any way inconsistent with the public interest.

                  6.2 Business Hours. Dealer shall keep its Dealership Facilities open for business during, and for not less than, the customary business days and hours of the trade in Dealer's community.

                  6.3 Compliance with Laws. Dealer will, at all times, maintain current and valid all licenses required of Dealer for operation of Dealer or occupancy of the Dealership Facilities and will adhere to all laws, rules, regulations and codes relating to the conduct of its business which are applicable to Dealer. In addition, Dealer will comply with all applicable provisions of the National Traffic and Motor Vehicle Safety Act of 1966, the Federal Clean Air Act, the Magnuson-Moss Warranty Act and any applicable state repair/replace legislation, all as amended, including regulations issued hereafter, together with any other federal, state and local vehicle emission, safety and warranty legislation. Dealer agrees to disclose information with respect to the foregoing in a manner and in such form as Aston Martin may, from time to time, reasonably request.

                  6.4 Modification of Aston Martin Products. Dealer shall not modify an Aston Martin Product in any manner which (i) causes, or may cause, such Product to fail to comply with any motor vehicle safety standard; (ii) creates, or may create, a risk to motor vehicle safety or which causes any such product not to comply with any other federal, state, provincial or local law or regulation; or (iii) voids or may void any warranties applicable to such Product.

                  6.5 Compliance with Aston Martin's Recommendations. Dealer shall comply with all reasonable directives and recommendations of Aston Martin in the marketing and sale of Aston Martin Vehicles, the sale of Genuine Aston Martin Parts and the performance of customer services, including warranty servicing of Aston Martin Vehicles.

                  6.6 Performance Agreement. In the event Aston Martin in the exercise of its reasonable business judgment determines that Dealer should construct, renovate and/or relocate its Dealer Facilities, make changes in its management and/or personnel, improve sales or service performance, increase customer satisfaction, increase capital investment or otherwise modify its Aston Martin Operation, an agreement specifying such modifications shall be memorialized in a Performance Agreement. Any change in Dealer's Dealership Facilities shall be made at Dealer's sole cost and expense and shall be made in accordance with plans produced by Dealer and expressly approved by Aston Martin in writing. In negotiating a Performance Agreement, the parties will give due consideration to the economic consequences of the Performance Agreement on Dealer, it being understood, however, that the short-term costs of complying with the Performance Agreement must be weighed against, and be viewed in light of, its long-term benefits. Any Performance Agreement entered into by Dealer and Aston Martin shall be an exhibit to these Standard Provisions and shall govern the relationship between the parties as if set forth herein in full.

                  6.7 Review of Customer Satisfaction Data. Dealer commits to review with care all customer satisfaction data provided by Aston Martin to Dealer and to take such steps as are reasonably necessary and appropriate to correct my deficiencies in its sales, service or parts operations or customer services revealed by such data, it being understood that such data are used by Aston Martin to determine compliance with Articles 7 and 8 hereof.

                  6.8 Maintenance of Accounting Systems; Sales Information.

                  (a) Dealer agrees to purchase and use Aston Martin-approved data processing and computer systems to maintain its accounting records, parts inventory and similar records on a current basis.

                  (b) Dealer agrees to maintain complete and accurate records relating to all sales of Aston Martin Products and all customer services provided to Aston Martin customers as well as complete and accurate files regarding any and all actual and prospective Aston Martin customers. Dealer further agrees to supply copies of such records to Aston Martin upon request.

                  6.9 Access to Dealer's Premises and Records.

                  (a) Until termination of the Agreement and thereafter until consummation of all the transactions referred to in Article 17.1 hereof, Aston Martin, through its designated employees and other designees, shall have the right, at all reasonable times during regular business hours and on reasonable notice, to inspect the Dealership Facilities, to oversee Dealer's Aston Martin Operations to review Dealer's records, and to observe the nature and quality of Dealer's customer services, and Dealer shall cooperate fully and take all action necessary to facilitate such inspections, reviews, oversight and observations.

                  (b) Aston Martin shall have ongoing, continuous electronic access to all records relating to (i) accounting information, (ii) inventory and sales of Aston Martin Products, (iii) customer service provided to Aston Martin customer, (iv) prospective Aston Martin customers, and (v) financial and operational data.

                  6.10 Insurance. Dealer shall maintain comprehensive and excess liability insurance policies in an amount sufficient to meet all reasonably anticipated contingencies, including legal judgments entered against Dealer. In no event shall the aggregate value of the policies be less than Three Million ($3,000,000.00) Dollars. The policies must be issued by an insurance company with a Best's insurance rating of "B+" or better. Copies of said policies will be supplied by Dealer to Aston Martin upon the latter's request.

            ARTICLE 7 -- SALE AND PROMOTION OF ASTON MARTIN PRODUCTS

                  7.1 Aston Martin Customer Events. Dealer will actively promote the sale of Aston Martin Products through systematic contacts with existing and potential owners of Aston Martin Vehicles and through such other reasonable means as Aston Martin may from time to time recommend. Dealer expressly agrees to sponsor and/or participate in Aston Martin customer events on a regular basis as part of its continuing obligations under this Agreement.

                  7.2 Sales Performance. Within the limitations, if any, resulting from the quantity of Aston Martin Vehicles made available to Dealer by Aston Martin, Dealer shall use its best efforts to achieve the best sales performance in its RMA for Aston Martin Products, used Aston Martin vehicles and Aston Martin services. Such sales performance shall be evaluated by Aston Martin periodically on the basis of such reasonable and consistent criteria as may be established from time to time by Aston Martin. The evaluation report will be furnished to and discussed with Dealer so that Dealer may take prompt action as necessary to achieve satisfactory sales performance results.

                  7.3 Down Payments and Trade-Ins. Dealer shall hold any payments or goods received from customers, whether in money or in kind, which are to be applied towards the subsequent purchase of a new or used Aston Martin Vehicle (the "Down Payment"), in such a manner as Aston Martin may from time to time establish. Dealer shall promptly notify Aston Martin, by such means as shall be designated by Aston Martin from time to time, whenever Dealer receives a Down Payment. If a trade-in is applied toward the purchase of a new or used Aston Martin Vehicle from Dealer, Dealer shall either promptly pay off any loan encumbering the vehicle traded in or enter into a written consignment agreement with the customer at the time of delivery of the trade-in. Failure to comply with Aston Martin's instructions regarding a Down Payment, to apply or reimburse funds, as required, to notify Aston Martin of receipt of a Down Payment or pay off a loan, shall constitute a material breach of Dealer's obligations hereunder.

                  7.4 Dealer's RMA. Dealer acknowledges and agrees that Aston Martin has appointed Dealer as an authorized Dealer in Aston Martin Products at the Dealership Facilities for the primary purpose of selling and servicing Aston Martin Products in Dealer's RMA. Dealer specifically acknowledges and agrees that Aston Martin may, from time to time, in the exercise of its reasonable judgment, modify the definition of Dealer's RMA. An RMA is not an exclusive sales or service area for any Aston Martin dealer and Aston Martin's definition of an RMA shall not in any way restrict Aston Martin's right to relocate or appoint additional retail representation within such RMA. For purposes of any statute which restricts such right of relocation or appointment, the Dealer's RMA or principal area of responsibility shall in no event be deemed to comprise an area larger than the maximum radius mileage or other area expressly defined by such statute, without reference to this Agreement or any other definition of Dealer's RMA used by Aston Martin.

                  7.5 Notification to Aston Martin of Difficulty to Repair. Because certain customer complaints concerning Aston Martin Vehicles may have legal significance for, or impose liability upon, Dealer and/or Aston Martin under various "Repair or Replace" or other consumer protection laws and regulations, Dealer agrees to provide Aston Martin with prompt notice of all such complaints. Dealer agrees to take other steps as Aston Martin may reasonably require, including, without limitation, providing notice to Aston Martin when a vehicle is brought into Dealer which may become subject to such law or regulation prior to a presumption of liability arising under such law or regulation from the inability to repair or correct a nonconformity or condition of an Aston Martin Vehicle. Dealer hereby agrees to do nothing to affect adversely Aston Martin's rights under such laws and regulations, and recognizes that failure to comply with this provision may result in a chargeback from Aston Martin for monies expended in remedying such complaints which in the reasonable opinion of Aston Martin were caused wholly or predominantly by Dealer.

                  7.6 Dealer's Purchase of Aston Martin Products. Aston Martin may, in its discretion, but only by supplementary or separate agreement, authorize Dealer to purchase for resale Aston Martin products other than Aston Martin Vehicles and Genuine Aston Martin Parts.

                  7.7 Marketing and Sale of Non-Automotive Aston Martin Products. Notwithstanding any of the provisions contained herein to the contrary, Aston Martin retains the exclusive right, in its sole discretion, to enter into any marketing and sale arrangements for non-automotive Aston Martin products, which arrangements may preclude any or all Aston Martin dealers from marketing and/or selling such products.

                          ARTICLE 8 -- CUSTOMER SERVICE

                  8.1 Importance of Service Department. Aston Martin and Dealer understand and agree that their mutual success depends upon their ability to provide outstanding levels of customer satisfaction with Aston Martin Products and the authorized dealers who represent them. Aston Martin commits to use reasonable commercial efforts to assist Dealer in achieving this objective and Dealer commits to provide the highest level of expert customer service at reasonable prices to all owners of Aston Martin Vehicles, regardless of whether or not they have purchased such vehicles from Dealer. Dealer shall not engage in any service practice with respect to any Aston Martin Product if the nature or quality of such service has been reasonably objected to by Aston Martin.

                  8.2 Body Repair Services. Dealer agrees to provide body repair services for Aston Martin Vehicles. Dealer may provide these services either through its own body shop or by arrangement with an auto body repair shop owned by a third party and acceptable to Aston Martin.

                  8.3 Management and Training of Service Department. Dealer expressly agrees that the operation of a fully-equipped, well-managed Service Department, staffed with courteous, experienced, personnel fully trained in the servicing and repair of Aston Martin Products, and able to provide outstanding levels of customer satisfaction is essential to the fulfillment of Dealer's obligations under this agreement. Dealer further agrees to adopt and implement employment practices intended to maintain a stable team of service personnel.

                  8.4 Service Department Facilities. Dealer's Service Department must comply in all respects with the requirements of Aston Martin's Facilities/Personnel Guide, as the same may be promulgated and amended from time to time, and Corporate Identification Program, including but not limited to the requirements relating to the size, layout and decor of the facilities. Dealer also agrees that the entire Service Department will be maintained in a clean, well-organized and attractive condition. Dealer also understands and agrees that its Service Department must be supplemented by a mobile service capability, the nature and requirements of which will be promulgated by Aston Martin from time to time.

                  8.5 Tools Used by Service Department. Dealer will purchase and maintain in good working order (i) such special Aston Martin tools and shop equipment as Aston Martin shall from time to time specify and (ii) such general tools and shop equipment as are necessary and appropriate for the servicing and repair of Aston Martin Products.

                  8.6 Pre-Delivery Inspection and Servicing. Dealer recognizes and accepts its obligation to use its best efforts to effectively service and condition each new Aston Martin Vehicle before delivery in accordance with any pre-delivery inspection, service and conditioning schedules or notifications furnished from time to time by Aston Martin to Dealer.

                  8.7 Evaluation of Dealer's Service Department. Dealer's performance of its service responsibilities will be evaluated by Aston Martin from time to time. Results of any customer service satisfaction surveys and service evaluation reports will be furnished to and discussed with Dealer so that Dealer may take prompt action to achieve and maintain satisfactory performance in all aspects of Dealer's service operations.

                  8.8 Performance of Warranty Service. Dealer shall perform all warranty obligations of Aston Martin in accordance with the terms and conditions of the warranties issued from time to time by Aston Martin. Dealer will provide prompt, courteous and expert warranty service and repair of all Aston Martin Products covered by Aston Martin's warranties, regardless of whether such Aston Martin Products have been sold by Dealer. In doing so, Dealer shall comply with all local, state and federal laws and regulations respecting such warranties and shall be solely responsible for the quality of the warranty service it performs.

                  8.9 Warranty Procedures.

                  (a) Aston Martin shall from time to time establish policies and procedures for the processing, payment or other disposition of warranty claims and for the return and disposition of Genuine Aston Martin Parts claimed to be non-conforming. Strict adherence to the procedures (including but not limited to any pre-approval procedures) established for performing warranty repairs and processing warranty claims is necessary in order for Aston Martin to process such claims fairly and expeditiously. Dealer expressly acknowledges that Dealer will be compensated for warranty work at rates, prices and mark-ups to be established from time to time by Aston Martin. Dealer will be promptly compensated for warranty work (labor, parts and sublet) actually performed, for which Dealer submits full, complete and accurate warranty claims, and for which Dealer has appropriate supporting documentation, in accordance with Aston Martin's warranty policies and procedures. Currently, Aston Martin credits Dealer for parts used in connection with warranty repairs at a 40% mark-up from dealer cost, which Dealer agrees is fair and reasonable. Aston Martin will be under no obligation whatsoever with respect to warranty claims not submitted on a timely basis and strictly in accordance with its procedures. Unless Dealer objects to the amounts or prices paid to it for any warranty repair, servicing or parts within thirty (30) days of such payment, Dealer shall be conclusively presumed to have accepted such payment as satisfaction in full for all amounts due and owing to it for such repair, servicing or parts.

                  (b) Dealer is not authorized to assume or incur any other or additional warranty obligations or liabilities on behalf of either Aston Martin Lagonda Limited or Aston Martin. Any such other or additional obligations assumed or incurred by Dealer shall be solely the responsibility of Dealer, including the disclosure of the identity of the supplier or warrantor, the existence of a warranty, and the specific terms and conditions of such warranty to the consumer. Dealer shall not, by act or omission, expand, modify, limit, nullify or interfere with Aston Martin's warranty obligations.

                  8.10 Records of Warranty Claims. Dealer shall prepare and maintain such records as Aston Martin may reasonably require to support the warranty claims submitted by Dealer to Aston Martin. Dealer understands and agrees that Aston Martin will from time to time perform audits of such warranty records and supporting documentation and Dealer agrees to comply with any recommendations made to it to improve its procedures and/or record keeping as a result of such audits. Dealer also understands that Aston Martin shall, at its option, and in addition to any other remedies it may have, chargeback any credits previously posted to Dealer's account for any incomplete, inaccurate, false or fraudulent warranty claims or for any warranty claims for which Dealer lacks appropriate supporting documentation or which do not otherwise comply with Aston Martin's warranty policies and procedures.

        ARTICLE 9 -- PURCHASE AND INVENTORY OF GENUINE ASTON MARTIN PARTS

                  9.1 Inventory of Genuine Aston Martin Parts.

                  (a) Dealer shall acquire and at all times maintain a sufficient inventory of Genuine Aston Martin Parts to (i) meet all of its current and anticipated warranty and service obligations on a prompt and regular basis and (ii) meet or exceed any reasonable stocking requirements established from time to time by Aston Martin. Dealer expressly understands and agrees that failure to maintain an adequate and representative stock of Genuine Aston Martin Parts is a material breach of its obligations under this Agreement.

                  (b) The Dealer shall maintain, in electronic format, a complete and accurate inventory of all Genuine Aston Martin Parts, and shall maintain such inventory in a manner which is consistent with recommendations made by Aston Martin.

                  9.2 Condition of Parts Department. Dealer will maintain its entire Parts Department in a clean, well-organized and attractive condition.

                  9.3 Price of Genuine Aston Martin Parts. Aston Martin shall sell Genuine Aston Martin Parts to Dealer at such prices and upon such terms and conditions as may be established from time to time by Aston Martin. Such terms may provide for open account, limited open account, C.O.D. or cash as Aston Martin may consider appropriate, irrespective of Dealer's credit standing or payment history. If Aston Martin delivers Genuine Aston Martin Parts on a C.O.D. basis, collection charges, if any, are to be paid by Dealer. Dealer is responsible for any and all applicable sales, excise, use and other taxes, governmental or municipal charges imposed or levied or based upon the sale of Genuine Aston Martin Parts by Aston Martin to Dealer or by Dealer to the customer. In the event of any increase in the price established by Aston Martin for Genuine Aston Martin Parts, Dealer will have the right to cancel all orders for Genuine Aston Martin Parts affected by the increase which are pending and unfilled at the time Dealer obtains notice of the increase, provided that Aston Martin is notified in writing of such cancellation within ten (10) days from the time Dealer obtains such notice.

                  9.4 Incomplete Delivery. All claims for incomplete delivery of Genuine Aston Martin Parts must be made by Dealer in writing immediately upon Dealer's receipt of shipment.

                  9.5 Return of Non-Conforming Genuine Aston Martin Parts.

                  (a) Dealer may, after receipt of written authorization from Aston Martin, return new, undamaged, non-conforming Genuine Aston Martin Parts in their original packaging to Aston Martin for credit, together with the original invoice indicating Dealer's purchase price of such Genuine Aston Martin Parts. Such Genuine Aston Martin Parts shall be shipped, shipping charges prepaid, to the destination specified by Aston Martin. Dealer will be reimbursed for shipping charges prepaid by it on authorized returns of new, undamaged, non-conforming Genuine Aston Martin Parts based on the lowest applicable rate of transportation by common carrier.

                  (b) Dealer may return, after receipt of written authorization from Aston Martin, new, undamaged Genuine Aston Martin Parts in their original packaging shipped to Dealer due to Aston Martin's shipping error. Such Genuine Aston Martin Parts shall be shipped, shipping charges prepaid, to the destination specified by Aston Martin and Dealer shall be credited for such prepaid shipping charges based on the lowest applicable rate of transportation by common carrier. Dealer will also be credited for the invoiced prices of the returned Genuine Aston Martin Parts.

                  9.6 Return of Specially Ordered Aston Martin Products. Dealer will not be entitled to return (1) any materials which have been acquired or specially fabricated by Aston Martin upon Dealer's order, or (2) unlisted Genuine Aston Martin Parts or assemblies or any cut or fabricated upholstery or trim items.

                  9.7 Deliver of Genuine Aston Martin Parts. Delivery of Genuine Aston Martin Parts ordered by Dealer shall be made by overnight delivery, common carrier, U.S. mail or other similar modes of transportation. If freight charges are to be paid by Aston Martin, the means of transportation will be selected by Aston Martin in its sole discretion.

                  9.8 Dealer's Account with Aston Martin. Subject to the foregoing, Aston Martin will maintain an open account for Dealer in accordance with such terms and conditions as Aston Martin may from time to time establish. Aston Martin will credit such account with certain amounts due and owing to Dealer from Aston Martin, including but not limited to amounts due for warranty claims submitted by Dealer to, and approved by, Aston Martin. Provided that Dealer's account with Aston Martin remains current, Aston Martin will debit such account for certain purchases made by Dealer from Aston Martin, including but not limited to the total cost of all parts ordered and filled by Aston Martin for Dealer to the extent shipped on open account. Aston Martin will issue a statement as of the end of each month summarizing the activity in Dealer's account for that month and indicating whether Dealer's account is in a debit or credit position as of the last day of such month. Dealer will be obligated to pay to Aston Martin within fifteen (15) days of the date of such statement the total amount of any debit balance, without deduction or setoff of any kind. Dealer's failure to pay such amounts as required shall constitute a material breach hereunder. Aston Martin, in turn, agrees to pay to the Dealer by the fifteenth (15th) day of each month any credit balance existing in the Dealer's account as of the last day of the preceding month, provided that Aston

Martin has not concluded that the Dealer's financial condition is such that payment of such monies will jeopardize Aston Martin's ability to collect any bona fide debt owed by the Dealer to Aston Martin.

                  9.9 Representations as to Genuineness of Parts Used and Sold by Dealer. Dealer shall not represent as new, Genuine Aston Martin Parts or as parts approved or authorized by Aston Martin or Aston Martin Lagonda Limited, any parts which are not in fact new, Genuine Aston Martin Parts or parts expressly approved or authorized by Aston Martin Lagonda Limited or Aston Martin. Dealer shall not sell, offer for sale or install non-approved parts or accessories if the nature or quality thereof has been reasonably objected to by Aston Martin. Dealer will not install on any Aston Martin Vehicle any non-approved parts or accessories which (a) may affect the owner's rights under any warranty applicable to the vehicle; (b) may create any unreasonable risk to motor vehicle safety or environmental compliance; or (c) are necessary to the proper mechanical operation of such Aston Martin Vehicle. If Dealer sells parts which are not new, Genuine Aston Martin Parts or parts approved by Aston Martin Lagonda Limited or Aston Martin in accordance with this Article 9.9, Dealer shall disclose in writing to the customer such fact and that such parts are not warranted by Aston Martin.

 ARTICLE 10 -- CAPITAL AND OPERATING STANDARDS, FINANCIAL STATEMENTS AND REPORTS

                  10.1 Capital and Operating Standards. Dealer recognizes that in order to conduct its business in a commercially viable manner and to fulfill its obligations under this Agreement, Dealer must at all times comply with the reasonable Capital and Operating Standards established from time to time by Aston Martin. If Aston Martin in the exercise of its reasonable business judgment determines at any time that Dealer is not complying with the Capital and Operating Standards, or reasonably anticipates such noncompliance, Dealer will take whatever steps are necessary to meet such Capital and Operating Standards within a reasonable time after notification by Aston Martin to Dealer of any such deficiency or anticipated deficiency. Dealer agrees, upon request, to provide Aston Martin with electronic access to all information and data necessary to determine Dealer's compliance with said Capital and Operating Standards.

                  10.2 Reports of Dealer's Sales and Inventory; Departmental Profitability. Dealer shall furnish to Aston Martin, at such intervals as Aston Martin may specify, complete and accurate reports of Dealer's sales and stocks of Aston Martin Vehicles, of used Aston Martin vehicles and other used automobiles, order portfolio, Genuine Aston Martin Parts, and Aston Martin services. Such reports required hereunder shall be submitted in electronic form or in such other form as Aston Martin may from time to time require. Dealer shall also furnish from time to time to Aston Martin such other reports and financial statements as Aston Martin may reasonably require, in order to analyze Dealer's operating performance and financial condition on a current and ongoing basis, including, but not limited to, reports regarding business management ratios, which ratios must comply with minimum standards set forth by Aston Martin from time to time, and Aston Martin shall have electronic access to all information and data necessary to calculate such ratios.

                  10.3 Maintenance of Books of Account. Dealer shall keep accurate and current books of account in accordance with an accounting system approved by Aston Martin.

                  10.4 Monthly Financial Statements. Dealer shall furnish to Aston Martin, on or before the tenth (10th) day of each calendar month (or at such other intervals as Aston Martin may from time to time establish), in electronic form or on such forms as Aston Martin may require, and in accordance with such accounting procedures as Aston Martin may reasonably establish, a financial statement completely and accurately reflecting the results of Dealer's Aston Martin Operations for the preceding month and year-to-date. Dealer may include, with Aston Martin's approval, the financial results of Dealer's other brands provided the operations of those other brands are physically connected with Deal's Aston Martin Operations.

                  10.5 Yearly Financial Statements. Aston Martin also reserves the right, upon prior written notice, to require Dealer to provide within three months after the close of Dealer's fiscal or calendar year, a financial and operating statement for such year for Dealer and/or Dealer's other consolidated corporate operations which may affect the Aston Martin dealership, which statements shall, at Aston Martin's option, be audited or reviewed and compiled, subject to appropriate and acceptable representations made to Aston Martin by Dealer's owners and managers as to their accuracy and completeness. Upon review of such statements, Aston Martin may reasonably require Dealer to invest additional capital or obtain other financial guarantees to ensure the continued economic viability of the dealership operations.

                  10.6 Confidentiality of Dealer Data. Aston Martin will not furnish to any third party (other than affiliates of Aston Martin, including but not limited to Aston Martin Lagonda Limited and any financial services affiliate) any data, including but not limited to financial statements, submitted to it by Dealer unless authorized to do so by Dealer, or required to do so by law. Aston Martin reserves the right, however, to use data supplied by Dealer to compile composite reports either for its own use or for distribution to its authorized dealers or third-parties.

                  10.7 Access to Dealer's Premises and Auditing of Records. Dealer agrees that Aston Martin may from time to time arrange at its own expense to audit or otherwise review Dealer's records. Until termination of this Agreement and thereafter until consummation of all the transactions referred to in Article 17.1 hereof, Aston Martin, through its designated employees and other designees, shall also have the right, at all reasonable times during regular business hours and on reasonable notice, to inspect Dealer's books and records and all Aston Martin Products on hand at the Dealership Facilities and Dealer shall cooperate fully and take all reasonable actions necessary to facilitate such inspection.

                            ARTICLE 11 -- TRADEMARKS

                  11.1 Use of Aston Martin Trademarks by Dealer. Except as set forth in this Article 11, Dealer agrees that it will use the Aston Martin Trademarks only in connection with the promotion and sale of Aston Martin Products and customer service for Aston Martin Products and only in such manner, at such location, to such extent, for such purposes and meeting such standards as Aston Martin may specify from time to time. Any such use shall be non-exclusive. Dealer agrees to cooperate with Aston Martin in facilitating Aston Martin's monitoring of Dealer's compliance with Aston Martin's standards relating to use of the Aston Martin Trademarks and to permit reasonable inspection of Dealer's Operations.

                  11.2 Exclusive Ownership of Aston Martin Trademarks. Dealer shall not use, for any purpose or in any manner, any word, coined word, symbol, or abbreviation which is similar to, or may be confused with, or contains a significant part or element of any Aston Martin Trademark or which otherwise violates Aston Martin's Corporate Identification Program. Dealer shall not use as part of its corporate or trade name the word "Aston Martin" unless expressly authorized to do so by Aston Martin in uniting. Dealer is expressly authorized to use the designation "Authorized Aston Martin Dealer," "Genuine Aston Martin Parts" and "Authorized Aston Martin Service" in connection with its Aston Martin Operations. No Aston Martin Trademark may be used except in the color, size, form and style as uniformly approved by Aston Martin in its Corporate Identification Program or otherwise. Dealer shall not remove or alter any Aston Martin Trademark affixed to any Aston Martin Product by Aston Martin or a third-party authorized by Aston Martin to do so, or one of its corporate affiliates. Dealer shall not use, display, advertise or sell any product which incorporates or utilizes an Aston Martin Trademark unless such product is manufactured or licensed by Aston Martin or one of its corporate affiliates. Dealer shall not file, register, or record with any federal, state, local government, or agency thereof any name, design or form that may be confused with an Aston Martin Trademark. Dealer acknowledges the exclusive ownership by Aston Martin Lagonda Limited or Aston Martin of, and the validity of, the Aston Martin Trademarks and all registrations thereof, and shall not contest during the term of this Agreement or at any time thereafter such exclusive ownership of, or the validity of, the Aston Martin Trademarks and all registrations thereof. Dealer agrees to take such steps as Aston Martin may reasonably request to protect the Aston Martin Trademarks and properly designate Aston Martin Lagonda Limited and/or Aston Martin as the legal owner(s) thereof. The parties agree to cooperate with each other and with Aston Martin Lagonda Limited in preventing any acts of trademark infringement or unfair competition with respect to any Aston Martin Trademark, but Aston Martin Lagonda Limited and Aston Martin shall have sole control over and discretion with respect to commencement of any actions and legal proceedings to enjoin infringement of and unfair competition with respect to any Aston Martin Trademark.

                  11.3 Use of Aston Martin Trademarks by Dealer Upon Termination of Dealer Agreement. Dealer shall discontinue the use of any Aston Martin Trademark upon the termination of this Agreement. In the event Dealer fails to comply with the terms of this Article 11.3, Aston Martin shall serve Dealer with written notice of such failure and demand that Dealer immediately cease and desist from the use of said trademarks. Dealer agrees that the Aston Martin Trademarks possess a special, unique and extraordinary character that makes difficult the assessment of the monetary damage that would be sustained by Aston Martin in the event of any unauthorized use. Dealer specifically recognizes that irreparable injury would be caused by unauthorized use. Aston Martin reserves all rights to seek preliminary and permanent injunctive relief to prevent such unauthorized use. Such remedies shall not be exclusive of other legal or equitable remedies otherwise available to Aston Martin.

                  11.4 Use of Trademarks in Connection With Used Automobiles. Dealer shall not use, in connection with the sale of used Aston Martin automobiles, any Aston Martin Trademark unless Dealer shall have complied fully with all directives and recommendations of Aston Martin relating to standards, practices, and facilities for used Aston Martin automobile sales under such trademarks or trade names, including but not limited to any guidelines promulgated in connection with the Corporate Identification Program.

                   ARTICLE 12 -- ADVERTISING AND MERCHANDISING

                  12.1 Contents of Advertising. Both Aston Martin and Dealer recognize the need to maintain uniformly high standards in the advertising and merchandising of Aston Martin Products. Dealer commits to conduct all of its advertising and merchandising efforts in a truthful and ethical matter and consistent with the reputation and image of Aston Martin Products. Failure to do so shall constitute a material breach of this Agreement. Dealer shall forthwith discontinue any advertising and cease to use or sell any promotional materials or accessories to which Aston Martin objects. Aston Martin specifically reserves the right to require Dealer to cease any advertising inconsistent with this provision including the right to prohibit Dealer from using Aston Martin Trademarks in advertising.

                  12.2 Participation in Advertising Programs. Dealer agrees to participate in any cooperative advertising program and, where applicable, in any local market advertising program, which are funded jointly by Aston Martin and its authorized dealers and operated by Aston Martin. Failure by the Dealer to participate in such programs, when a majority of other authorized dealers or dealers in Dealer's metropolitan area are participating, as the case may be, is inconsistent with Dealer's obligations under this Agreement and shall be considered a material breach hereof.

                  12.3 Sales Aids. Aston Martin will offer to Dealer, on the same terms and conditions as other authorized dealers, such sales aids as brochures, posters, promotional kits and similar advertising materials as Aston Martin may from time to time prepare and disseminate. Dealer will acquire and make available to its customers and potential customers such sales aids as are reasonably necessary for the operation of its dealership.

                         ARTICLE 13 -- INDEMNIFICATIONS

                  13.1 Indemnification by Aston Martin.

                  (a) Aston Martin shall indemnify and hold Dealer harmless from loss, damages and expense, including reasonable attorneys' fees, resulting from or arising out of lawsuits filed against Dealer (i) which seek damages for bodily injury or property damage (other than claims of breach of warranty or violations of the Magnuson-Moss Act, state repair/replace statutes or similar federal, state, provincial or local laws) caused by an alleged non-conformity in the design or the manufacture of an Aston Martin Vehicle, not reasonably susceptible of discovery by Dealer in either its pre-delivery inspection and preparation of the Aston Martin Vehicle or subsequent servicing, and (ii) which do not plead claims against Dealer for negligence in the preparation, servicing, or repair of an Aston Martin Product.

                  (b) If any lawsuit pleads claims against Dealer for acts of negligence in the preparation, servicing or repair of an Aston Martin Product, Aston Martin shall nevertheless defend and indemnify Dealer, if Aston Martin, acting in good faith, makes a determination that the allegations of dealer negligence are without merit or are not a genuine issue in the lawsuit. Such initial determination shall, however, be subject to review and reconsideration by Aston Martin during the course of the lawsuit. If Aston Martin at any time determines in good faith that the allegations of dealer negligence do raise a genuine issue in the lawsuit, Aston Martin will so advise Dealer, shall tender to Dealer the defense of the lawsuit from that time forward, and shall have no further obligation to defend or indemnify Dealer under this provision. In such case, Dealer expressly waives any right to seek disqualification of Aston Martin's attorney based upon such attorney's prior representation of Dealer.

                  (c) Aston Martin is specifically authorized by Dealer to settle or to continue to defend any such lawsuit brought against Dealer, provided that Aston Martin shall be solely liable for the payment of the amount of any settlement which it effects or judgment that is rendered to the extent that Aston Martin has an obligation to indemnify Dealer under Article 13.1(a) hereof.

                  13.2 Indemnification by Dealer.

                  (a) Dealer shall indemnify and hold Aston Martin harmless from loss, damage and expense, including reasonable attorneys' fees, resulting from or arising out of lawsuits filed against Aston Martin concerning:

                      (i) Dealer's alleged failure to perform, or negligent performance of, any obligations under this Agreement, or any maintenance, repair service or alteration performed on any Aston Martin Vehicle or other motor vehicle sold or serviced by Dealer;

                      (ii) Dealer's alleged breach of any contract between Dealer and Dealer's customer, provided, however, that the breach was not caused by any act or omission on the part of Aston Martin;

                      (iii) Dealer's alleged misleading statements, misrepresentations or unfair or deceptive acts or practices, whether through advertisement or otherwise, affecting any customer of Dealer, provided, however, that the statements, representations or advertisements are not based solely on information or material produced or supplied to Dealer by Aston Martin.

                  (b) In the event that any action based upon or relating to allegations set forth in subparagraph (i) through (iii) above is filed naming Aston Martin as a defendant, Dealer will, following receipt of notice from Aston Martin, undertake the defense of the action on behalf of Aston Martin at Dealer's sole expense. Dealer is specifically authorized by Aston Martin to settle or defend any such action on behalf of Aston Martin provided that the cost of said defense and/or settlement and any judgment are borne exclusively by Dealer. Dealer agrees to maintain liability insurance in amounts sufficient to meet its obligations pursuant to this Article.

                  (c) If Dealer refuses for any reason to undertake Aston Martin's defense, or fails to undertake such defense on terms reasonably satisfactory to Aston Martin, when obligated to do so under this article, Aston Martin may conduct its own defense and Dealer shall be liable for any judgments, costs and attorneys' fees paid or incurred by Aston Martin with respect thereto.

                  (d) Dealer shall have the right to decline to accept Aston Martin's defense or, having accepted such defense may, prior to trial, tender such defense back to Aston Martin, if Dealer, acting in good faith, makes a determination that the allegations upon which the action is based do not fall within the terms of subparagraphs 13.2(a)(i)-(iii) hereof.

                  13.3 Notification of Request to Indemnify or Defend.

                  (a) If Dealer or Aston Martin intends to request of the other indemnification or defense with respect to any lawsuit, each shall, no later than thirty (30) days after service of a complaint, notify the other in writing of such request and shall supply to the other copies of any pleadings served to date and any information then reasonably available concerning the circumstances allegedly giving rise to such complaint.

                  (b) Any request for defense and indemnification shall be accepted or rejected by the party to whom the request is made within twenty (20) days following receipt of such request. Prior to receipt of a response to its request, each party agrees to take all reasonable steps to ensure that defense of the complaint is in no way prejudiced. If the request is accepted, the party making the request shall cooperate fully in the defense of the complaint in such manner and to such extent as the party assuming the defense may reasonably require. Any expenses incurred by either party prior to acceptance of any request for defense and indemnification shall be borne solely by the party making such request.

                  13.4 Attorneys' Fees. Whenever a complaint alleges liability on the part of both Aston Martin and Dealer on the bases set forth in 13.1 and
13.2 respectively, each party shall be responsible for its own defense, including costs and attorneys' fees, unless one party offers to undertake the total defense and the other party agrees thereto in writing. Aston Martin's or Dealer's responsibility for its own defense pursuant to this Article, or pursuant to any other circumstances not within the scope of these indemnification provisions, shall in no way affect whatever legal rights either may have to indemnification or contribution from the other.

                            ARTICLE 14 -- TERMINATION

                  14.1 Termination by Mutual Agreement. Subject to the terms and conditions of Article 17.5 hereof, Aston Martin and Dealer may at any time agree to terminate this Agreement on such terms and subject to such conditions as the parries hereto may consider mutually satisfactory.

                  14.2 Termination by Dealer. Subject to the terms and conditions of Article 17.5 hereof, Dealer may terminate this Agreement by sending written notice of such termination to Aston Martin not less than sixty
(60) days prior to the effective date of such termination.

                  14.3 Termination Due to Expiration of Aston Martin's Status as Distributor of Aston Martin Products. Aston Martin may terminate this Agreement upon sixty (60) days prior written notice to Dealer, or on such other notice as may be provided for under applicable law, in the event that (i) any licensing or distribution agreement or similar arrangement pursuant to which Aston Martin is the distributor of Aston Martin Products in either the United States or Canada, as applicable, shall terminate or expire without renewal, or (ii) Aston Martin Vehicles are withdrawn or suspended from importation and sale in the United States or Canada, as applicable.

                  14.4 Termination for Failure to Maintain Necessary Licenses. If Dealer fails to secure or maintain any license or if any license of Aston Martin or Dealer, required for the performance of its obligations under this Agreement, is suspended or revoked, regardless of the reason, either party may terminate this Agreement by giving written notice to the other.

                  14.5 Termination for Cause. Except to the extent a greater notice and/or cure period is required by any applicable statute, in which case the minimum notice period shall be deemed to be the minimum period required by such law, Aston Martin shall have the right to terminate the Agreement for cause, with immediate effect, by sending notice of such termination to Dealer by hand delivery, recognized overnight mail service, or certified or registered mail, return receipt requested, if any of the following events should occur:

                  (a) Any material misrepresentation by Dealer's owners, officers or Dealer operator as to any fact relied upon by Aston Martin in entering into or continuing this Agreement or relied upon by any affiliate of Aston Martin in entering into or continuing any agreement to which Dealer and any such affiliate are parties;

                  (b) Any attempted or actual sale, transfer or assignment by Dealer of this Agreement, or any of the rights granted to it under this Agreement, or any attempted or actual transfer, assignment or delegation by Dealer of any of the responsibilities assigned to Dealer under this Agreement without Aston Martin's express prior written approval;

                  (c) Any attempted or actual Ownership or Management Change for any reason, without the prior written approval of Aston Martin, which approval shall not be unreasonably withheld, provided that Dealer has fulfilled the terms and conditions of Article 5 hereof,

                  (d) Subject to provisions contained herein with regard to any Ownership or Management Change occurring by reason of death or permanent disability of Dealer's Owners, or any change, whether voluntary or by operation of law, in the appointment of a Dealer Operator, without prior consultation with and the prior written approval of Aston Martin, which approval shall not be unreasonably withheld, provided Dealer has fulfilled the terms and conditions of
Article 5 hereof;

                  (e) Any change in the location of any of the Dealership Facilities, the establishment of additional facilities, or the conduct of any dealership operations other than at the location specifically approved herein, without prior consultation with and the prior written approval of Aston Martin, which approval shall not be unreasonably withheld, provided Dealer has fulfilled the terms and conditions of Article 4 hereof;

                  (f) Dissolution, liquidation, or insolvency of Dealer or the voluntary filing by Dealer of a petition in bankruptcy, or filing of a petition to have Dealer declared bankrupt; or the appointment of a receiver or trustee for Dealer or Dealer's business; or any levy under attachment, execution or similar process or the execution of an assignment for the benefit of creditors, or any process of law by which a third party acquires rights in or to the ownership, operations or facilities of Dealer;

                  (g) Conviction or plea of guilty or nolo contendere in any court of competent jurisdiction of Dealer, or of any of the persons named in Article D of the Dealer Agreement, of any crime (excepting traffic infractions not involving personal injury or death); or the finding by any government agency or court that Dealer or any other person specified in Article D of the Dealer Agreement has committed any unfair business practice, or, having been charged with any such unfair business practice, the operative provisions of a resolution of such charge permits the inference that all or some of the acts charged actually occurred;

                  (h) Submission by Dealer of any false or fraudulent report, statement or claim;

                  (i) Failure by Dealer to conduct its sales, service and parts operations during the customary business hours of the trade in Dealer's area for five (5) or more consecutive business days, unless such failure is caused by circumstances beyond the reasonable control of Dealer, as more fully described in Article 3.12 hereof;

                  (j) Dealer's refusal or inability to pay any amount owed by Dealer to Aston Martin or any of its corporate affiliates after demand for such payment has been made to Dealer;

                  (k) Failure by Dealer to pay for Aston Martin Products in accordance with the terms and conditions of sale and failure to establish or to comply with the Capital Standards established from time to time by Aston Martin;

                  (l) Any circumstances, events or conditions that would, in the reasonable judgment of Aston Martin, result in an uninsured material adverse change or impairment to Dealer's financial condition, assets or business considered as a whole.


                  (m) Within the limitations, if any, of the supply of Aston Martin Vehicles made available to Dealer by Aston Martin, failure by Dealer to achieve such reasonable sales objectives as may from time to time be established by Aston Martin;

                  (n) Failure by Dealer to achieve such reasonable customer satisfaction results as may from time to time be established by Aston Martin;

                  (o) Grossly negligent or willful conduct on the part of Dealer or any of the persons specified in Article D of the Dealer Agreement that Aston Martin determines, in the reasonable exercise of its business judgment, to be harmful to the goodwill of Aston Martin Lagonda Limited or Aston Martin, the reputation of Aston Martin Products, Aston Martin Trademarks or the marketing of Aston Martin Products;

                  (p) Failure by Dealer to maintain warranty records in accordance with Aston Martin's warranty policies and procedures, it being recognized by both parties that such records are vital to the processing and substantiation of warranty claims submitted by Dealer to Aston Martin;

                  (q) Failure by Dealer to hold and maintain Down Payments in accordance with Aston Martin's instructions or to promptly pay off loans on any trade-in vehicles, as provided in Article 7.3 hereof;

                  (r) Importation, distribution or sale by Dealer of Aston Martin vehicles then currently in production which are not originally manufactured or designed for use in North America or the sale of current model or new Aston Martin vehicles for resale or use outside North America or other violation of any Aston Martin export policy established by Aston Martin from time to time;

                  (s) Failure by Dealer to furnish sales or financial information in a timely manner, to permit Aston Martin to examine or audit Dealer's accounts and records or to monitor Dealer's operations as provided for herein.

                  (t) Failure by Dealer to take any actions pursuant to the National Traffic and Motor Vehicle Safety Act of 1966, the Consumer Product Safety Act, the Magnuson-Moss Warranty Act, repair or replace legislation or "Lemon Laws," or any other legislation or regulation pertaining to safety, air pollution, noise control, or warranties to consumers which may be required of automobile dealers or which Aston Martin may request in implementing any action undertaken by Aston Martin or Aston Martin Lagonda Limited;

                  (u) Any breach or violation of any material obligation contained in the Agreement or in any Performance Agreement or in connection with any transaction between Aston Martin and Dealer, or any material failure by Dealer to comply with a requirement established by Aston Martin and communicated to Dealer in accordance with this Agreement;

                  (v) Any use by Dealer of the Dealership Facilities for any purpose other than those approved by Aston Martin;

                  (w) Any default by Dealer in the performance of any obligation, covenant, term or condition of any agreement between Dealer and any affiliate of Aston Martin; or

                  (x) Any change, modification, repeal or addition of any applicable federal, state, provincial or local law or regulation which, in the sole discretion of Aston Martin, would create an undue hardship on Aston Martin in the performance of its obligations under the terms of this Agreement.

                  14.6 Termination for Death or Disability of Owner or Dealer Operator. Except as provided in Article 15 hereof, the death or permanent disability of any of Dealer's Owners holding a majority or controlling interest in Dealer or the death or permanent disability of a Dealer Operator may, at Aston Martin's option, result in the termination of this Agreement, upon written notice by Aston Martin to the Dealer. Aston Martin shall provide such notice within a reasonable time after such death or permanent disability. Termination hereunder shall be effective ninety (90) days after the date of such notice or on such notice as may be provided for under applicable law.

                  14.7 Termination for Failure to Enter into or Fulfill the Terms of a Performance Agreement. If Aston Martin determines that Dealer should enter into a Performance Agreement to improve its sales and/or servicing of Aston Martin Products, customer satisfaction with its Aston Martin Operations or to construct, renovate and/or relocate its Dealership Facilities, in accordance with the standards set forth in this Agreement, Aston Martin will advise Dealer of such requirement(s) and attempt to reach agreement on the terms of such Performance Agreement. If Dealer refuses to enter into a Performance Agreement acceptable to Aston Martin with respect to the issues identified in Aston Martin's notice or fails to substantially remedy the deficiencies identified by Aston Martin within the period of time provided for in such notice or Performance Agreement, Aston Martin may terminate this Agreement immediately, or upon such other greater notice period as may be required by any applicable statute, in which cake the minimum notice period shall be deemed to be the minimum period required by such law.

                        ARTICLE 15 -- RIGHT OF SUCCESSION

                  15.1 Continuation of this Agreement Upon Death or Incapacity. Notwithstanding the right of Aston Martin to terminate this Agreement upon death or incapacity of Dealer's Owners or a Dealer Operator as set forth in Article
14.6 above, Aston Martin will not terminate this Agreement solely as a result of such death or incapacity if:

                  (a) The surviving owners, officers or Dealer Operator listed in Article D of the Dealer Agreement remain unchanged and can in the opinion of Aston Martin, comply with the requirements imposed upon Dealer by this Agreement; or

                  (b) Within ninety (90) days of such death or incapacity, or such other reasonable time as circumstances may require, Aston Martin approves arrangements for the assumption of active management and/or ownership of Dealer by persons satisfactory to Aston Martin;

                  (c) Aston Martin has previously approved a Designated Successor for the deceased owner, officer or Dealer Operator in accordance with procedures established by Aston Martin from time to time; or

                  (d) If the terms set forth in Article 15.3 are satisfied.

             Subject to the foregoing, Aston Martin reserves the right to terminate this Agreement pursuant to Article 14 of this Agreement.

                  15.2 Successor Nominee.

                  (a) Subject to Article 15.3(c) hereof, and prior to the death or disability of the Dealer Owner, Dealer may, in accordance with procedures established by Aston Martin from time to time, nominate a Successor Nominee. Dealer may also, in accordance with such procedures, cancel a Successor Nominee by providing notice to Aston Martin that it intends to amend the Dealer Agreement to delete and/or substitute a new Successor Nominee. The request to name or to cancel a Successor Nominee must be executed by all Dealer's Owners and be received by Aston Martin prior to such death or permanent disability. In the case of a Successor Nominee, any proposed Dealer Owner(s) must be acceptable to Aston Martin.

                  (b) In the case of cancellation of a Successor Nominee, Aston Martin agrees to delete the name of the party listed as Designated Successor upon the receipt of that notice. If, due to changed circumstances, Aston Martin believes or has a reasonable basis to believe the Successor Nominee is or should be disqualified, Aston Martin will notify Dealer that the proposed owner is no longer acceptable and a substitute Successor Nominee will then be designated.

                  (c) If Aston Martin has notified Dealer Owners in writing before the death or permanent disability of such owners that Aston Martin does not plan to continue to have a dealer at Dealer's location, Aston Martin shall have no obligation to approve a Successor Nominee.

                  15.3 Successor to Dealer In Event of Death. In the event of the death of any of the Dealer's Owners, if the beneficial ownership interest in Dealer passes directly to the surviving spouse and/or children, Aston Martin shall not terminate the Agreement if within ninety (90) days after the death of such Owner, arrangements are completed for the assumption or continuation of management of dealer by a Dealer Operator reasonably acceptable to Aston Martin. Upon such acceptance, in writing by Aston Martin of a continuing or substitute Dealer Operator, Dealer and Aston Martin shall enter into a twelve (12) month interim agreement, provided that Dealer is otherwise in compliance with all the material terms of this Agreement. Prior to the expiration of such interim agreement and after completion of Aston Martin's evaluation of the performance of the Dealer Operator during such period, Aston Martin will review with Dealer the changes, if any, in the management or ownership of Dealer required by Aston Martin as a condition to entering into a new agreement with Dealer. Provided such conditions are satisfied, Aston Martin and Dealer will enter into an agreement in substantially the same form as the standard agreement then currently offered by Aston Martin to its other authorized dealers.

         Notwithstanding the foregoing, if, prior to the death of any Owner, notice of termination has been provided by Aston Martin to the Dealer in accordance with the provisions of this Agreement, no right of succession shall exist and the Agreement will terminate in accordance with the terms of said notice. Additionally, nothing in this Article 15 shall prevent Aston Martin from terminating this Agreement pursuant to Article 14 hereof.

               ARTICLE 16 -- BUSINESS RELATIONS AFTER TERMINATION

         Any business relations of any nature whatsoever between Aston Martin and Dealer after termination of this Agreement shall not operate to revoke the termination of this Agreement. Nevertheless, all such business relations, so long as they are continued, shall be governed by terms identical with the provisions of this Agreement.

       ARTICLE 17 -- RIGHTS AND OBLIGATIONS UPON TERMINATION OF AGREEMENT

                  17.1 Purchase of Dealer's Inventory of Aston Martin Products by Aston Martin. Upon termination of this Agreement by either party, Aston Martin may, at its option, repurchase from Dealer and Dealer will sell to Aston Martin, the following assets only, free and clear of any liens or encumbrances:

                  (a) All new, unused and unsold Aston Martin Vehicles of the then current model year bought by Dealer from Aston Martin which are in first-class, salable condition and all new, unused and unsold Aston Martin Vehicles of the preceding model year if acquired by Dealer from Aston Martin within six months of the termination of this Agreement, for which Aston Martin will pay Dealer the net price paid by Dealer for such vehicles, less a deduction for any damage and less any applicable rebates or allowances paid by Aston Martin with respect to such vehicle;

                  (b) All new, unused, undamaged and unsold Genuine Aston Martin Parts still in their original packaging (i) which Dealer purchased from Aston Martin during the 12-month period preceding the effective date of termination of the Agreement (the "Matching Period") and (ii) which Dealer purchased from Aston Martin prior to the Matching Period, but which Aston Martin is then selling and can reasonably expect to sell to dealers in the future. Aston Martin will pay Dealer for those eligible parts actually returned to it under this provision the stock price then last established by Aston Martin for the sale of identical parts, less all prior refunds or allowances made by Aston Martin with respect thereto and less a fifteen percent (15%) handling charge;

                  (c) Aston Martin Signs which the Dealer purchased from Aston Martin or from a supplier approved by Aston Martin. Aston Martin will pay for such Aston Martin Signs, Dealer's original purchase price for such signs, less "straight-line" depreciation computed on the basis of a useful life of five years from the date of purchase and subject to adjustments based on use and condition;

                  (d) Special tools and equipment purchased by Dealer from Aston Martin during the Matching Period in accordance with any required tools and equipment list issued by Aston Martin. Aston Martin will pay for such special tools and equipment Dealer's original purchase price therefor, less "straight-line" depreciation computed on the basis of a useful life of five years from the date of purchase and subject to adjustments based on use and condition; and

                  (e) Dealer shall be responsible for returning to Aston Martin, on a freight prepaid basis, any assets which Aston Martin has agreed to repurchase from Dealer in accordance with the terms of this Agreement.

                  17.2 Absence of Liens. Aston Martin may require and Dealer commits to supply proof that any Aston Martin Products eligible for repurchase in accordance with the terms and conditions of Article 17.1 are free and clear of any liens or encumbrances.

                  17.3 Delivery; Right to Take Inventory; Right of Offset. Any and all items to be sold by Dealer to Aston Martin pursuant to the provision of
Article 17.1, shall be delivered by Dealer to Aston Martin, in first-class, salable condition, at Dealer's place of business in suitable condition and, except with respect to Aston Martin Vehicles, packed at Dealer's expense for transportation. As a condition precedent to the purchase by Aston Martin of any Aston Martin Vehicle, Genuine Aston Martin Parts, Aston Martin Signs, special tools or equipment, Dealer shall grant to Aston Martin and its designee or designees, at such time and for such periods of time as Aston Martin reasonably shall determine, the right to enter the Dealer's premises for the purpose of taking an inventory of all or any part of Dealer's stock of Aston Martin Vehicles, Genuine Aston Martin Parts, and special tools and equipment. At the request of Aston Martin the Dealer shall comply in all respects with the provisions of all applicable bulk sales acts or similar statutes protecting a transferee of personal property with respect to liabilities of the transferor. In making payments in accordance with the article, Aston Martin reserves the right to:

                  (a) Set-off the amount due Dealer against any amounts which may be due to Aston Martin or to any of its affiliates from Dealer;

                  (b) Pay any financial institution retaining a security interest in any of the property to be repurchased such sums as are necessary to obtain a good, unencumbered, and marketable title to the property being repurchased by Aston Martin;

                  (c) Pay any claimant, in accordance with any applicable statute, such sums as may be necessary to acquire a good, unencumbered, and marketable title free of any interest, right, or claim of such claimant to the property being repurchased by Aston Martin.

                  17.4 Customer Files and Product Literature. Upon the expiration or prior termination of this Agreement, and as a condition precedent to Aston Martin's obligations assumed by Aston Martin under Article 17.1 hereof, Dealer shall immediately do the following:

                  (a) Transfer to Aston Martin, or Aston Martin's designee or designees, all of its warranty files and files of prospective customers for Aston Martin Products, or complete copies (including but not limited to paper and computerized or electronic copies) of all such files;

                  (b) Provide Aston Martin (in electronic format, if requested) with all records and files relating to inventory, sales and customer services, including but not limited to, the names and addresses of all customers who purchased Aston Martin Vehicles from or by Dealer or have been placed on a customer waiting list by Dealer, and the service records of all service customers for the five-year period prior to the expiration or prior termination of this Agreement; and

                  (c) Deliver to Aston Martin at Aston Martin's place of business, or to Aston Martin's designee or designees, free of charge, any and all technical or service literature, advertising and other printed material relating to Aston Martin Products then in Dealer's possession which were acquired or obtained by Dealer from Aston Martin, such as, for example, sales instruction and service manuals and promotional materials.

                  None of the foregoing shall result in any liability of Aston Martin to Dealer for damages, commissions, loss of profits or compensation for services, or in any other liability of Aston Martin to Dealer of any kind or nature whatsoever.

                  17.5 Mutual Release and Termination. Upon termination of this Agreement by either party or at the closing of any transaction entered into and approved in accordance with Article 5.2 hereof, Aston Martin and Dealer shall execute and deliver to each other the form of Mutual Release and Termination Agreement then in use by Aston Martin. Said Mutual Release and Termination Agreement (i) shall unconditionally terminate the Dealer Agreement then in force between Aston Martin and Dealer and (ii) shall provide for the mutual release by each of the parties hereto of any and all claims either may have against the other, excepting only such claims as are then known to and pending between Aston Martin and Dealer


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


and which are expressly set forth and specified in said Mutual Release and Termination Agreement. Termination of this Agreement shall not release Dealer, however, from the obligation to pay any sum which may be then owing Aston Martin.

                     ARTICLE 18 -- MISCELLANEOUS PROVISIONS

                  18.1 Notice of Failure to Act in Good Faith. In the interest of maintaining a harmonious relationship between Aston Martin and Dealer, Dealer shall report promptly, in writing, to an Executive Officer of Aston Martin any act or failure to act on the part of Aston Martin which Dealer deems not to have been, or that Dealer proposes to use in support of a claim that Aston Martin has not acted, in good faith towards Dealer. It is the intention of the parties that the purpose of the requirement of such notification by Dealer is to afford Aston Martin sufficient opportunity to consider the claim of Dealer and if, in the sole determination of Aston Martin, such claim is found to be meritorious, to undertake such measures which may be necessary to correct the condition complained of without resorting to litigation.

                  18.2 No Oral Agreements or Modifications. Dealer understands and acknowledges that this Agreement and any Performance Agreement, and any modifications or amendments thereto or any notice of prior termination of this Agreement, shall be effective only if signed by an Executive Officer of Aston Martin or the most senior employee of Aston Martin responsible for Aston Martin franchising matters. Except as provided for in the preceding sentence, no contracts, agreements, representations, understandings, arrangements, modifications or amendments of any kind (whether oral or otherwise) with respect to this Agreement will be binding upon Aston Martin. Dealer expressly acknowledges and agrees that it has not, in entering into this Agreement, and will not in the future, rely on any oral representation made by any officer, employee, representative or agent of Aston Martin and further acknowledges and agrees that Aston Martin is not bound by or responsible for any damages arising out of such oral representation.

                  18.3 Entire Agreement. This Agreement contains the entire integrated agreement between the parties, except with respect to any Performance Agreement(s) between the parties which is/are expressly made a part thereof. No representations or statements, other than those expressly set forth herein, whether written or oral, were relied upon by Aston Martin or Dealer in entering into this Agreement. Aston Martin Lagonda Limited is not a party to this Agreement.

                  18.4 Assignment of Agreement. This Agreement, or any part thereof or interest therein, may not be transferred, delegated or assigned by the Dealer. Any such attempted transfer, delegation or assignment shall be void. Aston Martin may assign this Agreement and any rights, or delegate any obligations, hereunder to any affiliate or successor company and will provide notice of such assignment or delegation to Dealer.

                  18.5 Third Party Beneficiaries. This Agreement is made solely by and between Aston Martin and Dealer and neither confers upon, nor shall be deemed to confer upon, any person not a party hereto any third party rights or benefits of any kind.

                  18.6 Dealer Is Not an Agent of Aston Martin. Except as otherwise expressly provided herein, nothing herein shall be deemed to make Dealer an agent for Aston Martin in any respect, nor is Dealer authorized to transact any business or to incur any obligations or liability on behalf of Aston Martin.

                  18.7 Notices. Any notices under, or pursuant to, the provisions of this Agreement shall be directed to the respective addresses of the parties stated in the Dealer Agreement or, if either of the parties shall have specified another address by notice in writing to the other party, to the address so specified and shall be delivered personally, sent by hand delivery, facsimile transmission (with a confirmation copy sent by another means specified in this Article 18.7) or sent by certified, registered or overnight mail, postage prepaid or by a reputable courier service. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission, or, if mailed, five days after the date of deposit in the United States mail, or, if by overnight mail, DHL, Federal Express or other reputable comparable courier, 24-hours after timely delivery to the carrier. The parties shall advise each other forthwith, in writing, of any change of such address.

                  18.8 Waivers. Except as otherwise provided for in this Agreement, the failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such

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

performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof constitute a waiver of any succeeding breach of the same or any other such provision, nor constitute a waiver of the provision itself.

                  18.9 Severability. If any provision of this Agreement should be held (after exhaustion of all rights of appeal) invalid or unenforceable for any reason whatsoever or in violation of any law of the United States of America, the District of Columbia, any state of the United States or province of Canada, this Agreement shall be considered severable as to such provision; and such provision shall be deemed deleted from this Agreement or, in the event that it should be held to violate only the laws of the District of Columbia, any state of the United States or province of Canada, to be inapplicable within the territory thereof; and the remainder of this Agreement shall be valid and binding as if such provision were not included herein or as if it were included herein only with respect to territories outside of such District a state, as the case may be.

                  18.10 Choice of Law; Arbitration; Jurisdiction.

                  (a) All disputes or controversies which may arise out of, or in connection with, this Agreement, its construction, interpretation, effect, performance or non-performance, or the consequences thereof, as well as out of or in connection with any transaction between the parties contemplated herein, or the construction, interpretation, effect, performance or non-performance thereof, or the consequences of any of the foregoing, shall be governed by the laws of the state in which Dealer conducts the Aston Martin Operations authorized by this Agreement.

                  (b) Any and all disputes arising out of or in connection with this Agreement, its construction, interpretation, effect, performance or non-performance, or the consequences thereof, as well as out of or in connection with any transaction between the parties contemplated herein, or the construction, interpretation, effect, performance or non-performance thereof, or the consequences of any of the foregoing, shall be settled by arbitration in Manhattan in New York City in accordance with the rules of the American Arbitration Association.

                  (c) Any claim by Dealer that Aston Martin did not have good cause, failed to act in good faith or otherwise acted improperly in terminating or failing to renew or seeking to terminate or fail to renew this Agreement under state law or under the Automobile Dealers' Day in Court Act, 15 U.S.C. ss. 1221, et seq., shall be submitted to arbitration in the following manner:

                      (i) Within thirty (30) days of receipt of notice of termination or non-renewal, Dealer shall file a written request for arbitration, together with the appropriate arbitration fee, with the American Arbitration Association, in its Manhattan, New York City office, which shall be the place of arbitration.

                      (ii) The arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association before a single arbitrator selected in accordance with such rules.

                      (iii) If the arbitrator finds that Aston Martin properly terminated this Agreement, the termination shall become effective as of the date of the arbitrator's award to the extent that such termination has not already taken effect. If the arbitrator finds that the termination was not justified, Aston Martin's notice of termination shall be wholly void, and the parties hereto shall continue their business as though no notice of termination had been served.

                  If after termination, Dealer asserts any claim under statutes governing the relationship between automobile dealers and distributors, and such claim is required to be heard in court, it shall be heard in the United States District Court for the Southern District of New York, and each party hereto agrees to submit to the jurisdiction of that court for these purposes, and EACH PARTY HEREBY WAIVES A RIGHT TO TRIAL BY JURY IN CONNECTION WITH A TRIAL OF ANY SUCH CLAIMS.

                  18.11 Withdrawal or Suspension of Supply of Aston Martin Vehicles. Nothing in this Agreement shall give Dealer the right to continue to be supplied by Aston Martin with the Aston Martin Vehicle line or any particular Aston Martin Vehicle models, which may at any time be withdrawn or suspended from importation and sale in North America,

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


without any obligation or liability on the part of Aston Martin by season thereof. Nothing in this Agreement shall give Dealer the right to sell any vehicle line, distributed by Aston Martin or any successor of Aston Martin, other than Aston Martin Vehicles.

                  18.12 Aston Martin's Security Interest. As security for full payment of all sums Dealer owes to Aston Martin under this Agreement, whether such sums are now, or subsequently become due and owing, and as security for Dealer's performance under this Agreement, Dealer grants to Aston Martin, subject to any prior perfected secured creditor's interest, a security interest in all inventory, including without limitation, all Aston Martin Products and proceeds from sales or insurance, and all liens. Upon any non-payment or default, Aston Martin may accelerate any then existing debt and shall have all applicable rights, including, without limitation, those specified in the Uniform Commercial Code. If Aston Martin requests, Dealer agrees to perfect Aston Martin's security interest. Aston Martin may assign the security interest granted to it under this Agreement and, upon notifying the Dealer, the assignee shall be entitled to the full performance of the covenants, rights and remedies contained in this Agreement relating to the security interest and the Collateral assigned. Dealer will not assert any claim, defenses or offsets against the assignee that it may have against Aston Martin.

                  18.13 Anti-Theft Labels. Dealer acknowledges and understands that Federal law requires manufacturers of motor vehicles sold in the United States to affix to designated items of original equipment, and replacement parts for such equipment, labels containing certain identifying information ("anti-theft labels"). In certain cases, the manufacturer of Aston Martin Vehicles places a transparent paint mask over such anti-theft labels. Dealer will, when performing any service or repair work (such as painting or rust proofing) insure that such anti-theft labels are neither obliterated nor obscured and will remove any protective paint masks prior to delivering or returning an Aston Martin Vehicle to a customer.

                  18.14 Time of the Essence. Except as otherwise specifically provided for herein, the parties agree that with respect to all actions or obligations referred to in or imposed by this Agreement time is of the essence.

         IN WITNESS WHEREOF, Aston Martin and Dealer have signed and executed this Dealer Retail Sales and Service Agreement as of the day and year first above written.


ASTON MARTIN LAGONDA OF                            H.B.L. LLC
NORTH AMERICA, INC.
                                                   D/B/A/

                                                   ASTON MARTIN TYSONS CORNER



By  /s/ William T Donnelly                         By  /s/ Roger S. Penske Jr
   -------------------------------------              -------------------------
William T Donnelly, President and C.E.O.           Roger S. Penske Jr, Chairman


Date  31/3/03                                      Date  2-28-03
    ------------------------------------                -----------------------



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